EXHIBIT 4.15

This agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the any party to the agreement. The representations, warranties and covenants contained in this agreement were made only for purposes of such agreement and as of the specific dates therein, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing those matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third party beneficiaries under this agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of any party to the agreement or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

CREDIT AGREEMENT

dated as of November 30, 2015

among

OR MERGER, INC.
and
INTERACTIVE HOLDING CORP.
as Borrower

INCREDITONE INC.
as Holdings

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK
as Administrative Agent

SILICON VALLEY BANK
As Syndication Agent

SUNTRUST ROBINSON HUMPHREY, INC. and
SILICON VALLEY BANK
as Joint Lead Arrangers and Joint Book Runners

i

Schedules

Schedule I		Commitment Amounts

Schedule 4.5	-	Environmental Matters
Schedule 4.11(b)	-	Intellectual Property
Schedule 4.14	-	Subsidiaries
Schedule 4.16	-	Deposit and Disbursement Accounts
Schedule 4.18	-	Material Agreements
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments
Schedule 5.19	-	Post-Closing Conditions

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Guaranty and Security Agreement
Exhibit C	-	[Reserved]
Exhibit D	-	Form of Pledge Agreement

Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.7	-	Form of Notice of Continuation/Conversion
Exhibit 2.20	-	Form of Tax Certificates
Exhibit 3.1(b)(ii)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(v)	-	Form of Officer’s Certificate
Exhibit 5.1(d)	-	Form of Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2015, by and among OR MERGER, INC., a Delaware corporation (“Mergerco” and upon the Closing Date Acquisition, INTERACTIVE HOLDING CORP., a Delaware corporation (the “Borrower”)), INCREDITONE INC., a Delaware corporation (“Holdings”) the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make term loans in an aggregate principal amount equal to $50,000,000 to the Borrower;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to make the term loans to the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

Section 1.1.                       Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” shall mean (a) any Investment by any Borrower Loan Party in any other Person, pursuant to which such Person shall become a Subsidiary of the Borrower or any of its Subsidiaries or shall be merged with the Borrower or any other Borrower Loan Party or (b) any acquisition by any Borrower Loan Party of the assets of any Person (other than a Subsidiary of the Borrower) that constitute all or substantially all of the assets of such Person or a division or business unit of such Person, whether through purchase, merger or other business combination or transaction (and substantially all of such assets, division or business unit are located in the United States).  With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments or other contingent consideration) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Indebtedness in connection therewith.

“Additional Lender” shall have the meaning set forth in Section 2.23.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in U.S. Dollars appearing  on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that (x) if the rate referred to in clause (i) is less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U. S. Dollars in an amount equal to the amount of such Eurodollar Loan, with a maturity comparable to such Interest Period, are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period (and if such offered rate referred to in this clause (y) is less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.  For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise.  The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time.  On the Closing Date, the Aggregate Revolving Commitment Amount is $0.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean (a) 4.50% per annum with respect to Base Rate Loans and (b) 5.50% per annum with respect to Eurodollar Loans.

“Applicable Percentage” shall mean 0.50% per annum.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Product to any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time; provided, that, for so long as Comerica Bank has a Revolving Commitment or holds a Term Loan, neither Comerica Bank nor the Borrower shall be required to comply with clause (ii) immediately above.  In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.  The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider.  No Bank Product Amount may be established at any time that a Default or Event of Default exists.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Base Rate” shall mean the highest of (i) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate).  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.

“Beneficial Owner” shall mean, with respect to any amount paid hereunder or under any other Loan Document, the Person that is the beneficial owner, for U.S. federal income tax purposes, of such payment.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrower Loan Parties” shall mean, collectively, the Borrower and the Subsidiary Loan Parties and “Borrower Loan Party” shall mean any of the Borrower or any Subsidiary Loan Party.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or Redmond, Washington are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period and (iii) Capitalized Software Expenditures, excluding any expenditure to the extent such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Capitalized Software Expenditures”:  for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11 1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralized” and “Cash Collateralization” have the corresponding meanings).

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

 “Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Holdings to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting equity interests of the Parent, (iii) the Parent ceases to own (directly or indirectly) and control 100% of the Capital Stock of Holdings, (iv) Holdings ceases to own directly and control 100% of the Capital Stock of the Borrower or (v) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals who are Continuing Directors.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or, for purposes of Section 2.18(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Sections 3.1 and 3.2 have been satisfied or waived in accordance with Section 10.2.

“Closing Date Acquisition” shall mean the acquisition by Holdings of 100% of the Capital Stock of the Target pursuant to the terms of the Closing Date Acquisition Agreement and the Closing Date Merger.

“Closing Date Acquisition Agreement” shall mean that certain Agreement and Plan of Merger, dated as of November 30, 2015, by and among the Parent, Holdings, Mergerco, the Target and the Seller, together with all exhibits and schedules (including disclosure schedules) thereto, as in effect on the Closing Date.

“Closing Date Acquisition Documents” shall mean, collectively, the Closing Date Acquisition Agreement, Closing Date Certificate of Merger, and each other document, instrument, certificate and agreement executed and delivered in connection therewith.

“Closing Date Certificate of Merger” shall mean the Certificate of Merger, dated as of November 30, 2015, to be filed in the office of the Secretary of State of the State of Delaware in order to effect the Closing Date Merger.

“Closing Date Merger” shall mean the merger (by the filing of the Closing Date Certificate of Merger in the office of the Secretary of State of the State of Delaware) of Mergerco with and into the Target, with the Target as the surviving corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is or purports to be the subject of a Lien to the Administrative Agent to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.

“Collateral Access Agreement” shall mean each landlord waiver granted to, and in form and substance reasonably acceptable to, the Administrative Agent.

“Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, the Pledge Agreement, any Real Estate Documents, the Control Account Agreements, the Perfection Certificate, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, all Collateral Access Agreements, all assignments of key man life insurance policies and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).

“Commitment Fee” shall have the meaning set forth in Section 2.14(b).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(d).

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period and to the extent not excluded from Consolidated Net Income pursuant to the definition thereof, and without duplication, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) non-cash charges related to the mark-to-market treatment of obligations under Hedging Transactions, (E) any extraordinary, unusual or non-recurring expenses or losses or restructuring charges or costs, all as determined in accordance with GAAP; provided, that, the amount under this clause (E) shall not exceed (x) $1,250,000 in the aggregate for any period of four (4) consecutive Fiscal Quarter period through December 31, 2016 and (y) and $1,000,000 in the aggregate during any Fiscal Year after December 31, 2016; (F) transaction costs and expenses paid in cash in connection with the Related Transactions in an aggregate amount not to exceed $13,756,501; and (G) all non-cash foreign currency exchange losses or charges and non-cash expenses deducted as a result of any grant of Capital Stock to employees, officers or directors for such period (but excluding any non-cash loss, charge or expense that is an accrual of or a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period); provided that, for purposes of calculating compliance with the financial covenants set forth in Article VI, to the extent that during such period any Borrower Loan Party shall have consummated a Permitted Acquisition or other Acquisition approved in writing by the Required Lenders, or any sale, transfer or other disposition of any Person, business, property or assets, Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to such Person, business, property or assets so acquired or disposed of.  Notwithstanding the foregoing, but subject to any adjustment set forth above with respect to the immediately preceding proviso, Consolidated EBITDA shall be $10,118,601, $667,379, $6,920,800 and $6,645,632 for the Fiscal Quarters ended December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015, respectively.

“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period, (ii) scheduled principal payments made on Consolidated Total Debt (including the Term Loan but excluding the Revolving Loans) during such period and (iii) payments in respect of Capital Lease Obligations of the Borrower and its Subsidiaries during such period.  For purposes of calculating the Consolidated Fixed Charges for the four quarters ending December 31, 2015, March 31, 2016, June 30, 2016 and September 30, 2016, scheduled payments of principal of Consolidated Total Debt shall be deemed to be $625,000 for each such quarter.  For purposes of calculating Consolidated Fixed Charges for the December 31, 2015 determination date, Consolidated Interest Expense shall be deemed to be $3,000,000.  For the March 31, 2016 through December 31, 2016 determination dates, Consolidated Interest Expense shall be determined on a cumulative basis for the period beginning January 1, 2016 and ending on the applicable date of determination and annualized.  For the determination dates ending March 31, 2017 and thereafter, Consolidated Interest Expense shall be determined on a trailing four quarter basis.

“Consolidated Interest Expense” shall mean for any period the consolidated interest expense of the Borrower and its Subsidiaries for such period (including all imputed interest on Capital Leases), all as determined in accordance with GAAP.

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary; (iv) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary; and (v)  any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Total Debt” shall mean, as of any date, all Funded Debt of the Borrower and its Subsidiaries measured on a consolidated basis as of such date.

“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control Account Agreement” shall mean any tri-party agreement by and among a Loan Party, the Administrative Agent and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case in form and substance satisfactory to the Administrative Agent.

“Controlled Account” shall have the meaning set forth in Section 5.11.

“Copyright” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Copyright Security Agreement” shall mean any Copyright Security Agreement executed by a Loan Party owning registered Copyrights or applications for Copyrights in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Covered Personal Information” shall mean the following information Holdings or any of its Subsidiaries collect, use or disclose from or about an individual: (i) first and last name; (ii) home or other physical address, including street name and city or town; (iii) email address or other online contact information, such as a user identifier or screen name; (iv) persistent identifier, such as IP address or other machine I.D.; (v) telephone number, including home telephone number and mobile telephone number; (vi) physical location; (vii) Protected Health Information (as such term is defined in HIPAA); (viii) Nonpublic Personal Information (as such term is defined in GLBA); or (ix) any other information from or about an individual consumer that alone or in combination with other information could be used to identify an individual or otherwise facilitate decisions regarding individuals.

“Cure Period” has the meaning specified in Section 8.3.

“Cure Right” has the meaning specified in Section 8.3.

“Current Assets” shall mean, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.

“Current Liabilities” shall mean, with respect to any Person, all liabilities of such Person that should, in accordance with GAAP, be classified as current liabilities as of any date of determination, and in any event including all Indebtedness payable on demand or within one year from such date of determination without any option on the part of the obligor to extend or renew beyond such year and all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year and the aggregate outstanding principal balance of the Revolving Loans and the Swingline Loans.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(c).

“Defaulting Lender”  shall mean, subject to Section 2.26(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash or otherwise or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of Holdings that is organized under the laws of the United States or any state or district thereof.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, SyndTrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Indemnity” shall mean each environmental indemnity made by each Loan Party with Real Estate required to be pledged as Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, in each case in form and substance satisfactory to the Administrative Agent.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” shall mean the contribution of at least $89,733,892.88 to Incredimail Inc., a wholly-owned Subsidiary of the Parent (“Incredimail”), by the Parent, and immediately thereafter a corresponding contribution to Holdings, a wholly-owned Subsidiary of Incredimail, by Incredimail, in each case in the form of a cash contribution to the equity capital of such Person or cash in exchange for a non-interest bearing capital note, provided such capital note shall be reported by the such Person as equity on its U.S. federal tax returns, in connection with the Closing Date Acquisition.

“Equity Documents” shall mean the Chief Financial Officers’ Certificate dated the Closing Date executed by the Chief Financial Officer of each of the Parent, Incredimail Inc. and Holdings, and all other material documents relating to the Equity Contribution, including, without limitation, all subscription agreements, management agreements, operating agreements, investment rights agreements and other member agreements.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with Holdings or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Excess Cash Flow” shall mean, without duplication, with respect to any Fiscal Year of the Borrower and its Subsidiaries, Consolidated Net Income for such Fiscal Year plus (a) to the extent deducted in determining Consolidated Net Income, depreciation and amortization, plus decreases or minus increases (as the case may be) in (b) Working Capital, minus (c) Unfinanced Cash Capital Expenditures during such Fiscal Year and the principal portion of any Capitalized Leases, minus (d) the amount of all scheduled or mandatory principal payments (other than mandatory prepayments made pursuant to Section 2.12(c)) paid in cash in respect of Funded Debt (excluding prepayments of Revolving Loans and Swingline Loans), minus (e) all voluntary prepayments of principal in respect of the Term Loans pursuant to Section 2.11, minus (f) the cash portion of the purchase price for any Permitted Acquisition, excluding any such portion financed with money borrowed or proceeds from any issuance of Capital Stock.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Equity Contribution” means a Permitted Equity Issuance (other than the Equity Contribution and the Specified Equity Contribution) that is designated as an “Excluded Equity Contribution” in a certificate from a Responsible Officer of the Borrower on the date made, the proceeds of which are used solely for the purpose of providing for the working capital needs of the Borrower and its Subsidiaries (and not for the purpose of making any Investments by the Borrower or its Subsidiaries).

 “Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having (or having had) its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 17, 2014, by and among the Target, Intercept Interactive Inc., Jambo Media LLC, the lenders from time to time parties thereto and Comerica Bank, as the administrative agent, as amended or modified from time to time.

“Existing Lenders” shall mean all lenders parties to the Existing Credit Agreement on the Closing Date.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the price in cash obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined in good faith by the Borrower.

 “FASB ASC” shall mean the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated October 27, 2015, executed by SunTrust Robinson Humphrey, Inc. and accepted by the Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDA (excluding, to the extent included therein, any amounts paid in connection with the Investment made under the Spark Merger Agreement (as defined in the Closing Date Acquisition Agreement)) minus  Unfinanced Cash Capital Expenditures  minus the aggregate amount of taxes paid in cash by the Borrower and its Subsidiaries minus the aggregate amount of Restricted Payments (other than Restricted Payments made pursuant to Section 7.5(i) and Restricted Payments made by any Subsidiary of the Borrower to the Borrower or to any wholly-owned Subsidiary of the Borrower) minus, to the extent not deducted in determining Consolidated EBITDA, earn-out payments made during such period (excluding, to the extent included therein, any earn-out payments made pursuant to the Spark Merger Agreement (as defined in the Closing Date Acquisition Agreement)) to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect of any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean each direct and indirect Subsidiary of Holdings that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantees in respect of any liability which constitutes Funded Debt; provided, however, that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.  Notwithstanding anything contained in this Agreement to the contrary, at any time the definition of “Funded Debt” is used to determine compliance with the financial covenants contained in Article VI or the satisfaction of Section 3.1(b)(xii), Funded Debt shall not include (1) the letters of credit issued by Comerica Bank and set forth on Schedule 7.1; provided that such letters of credit are secured by cash collateral in the aggregate stated amount of such letters of credit and (2) any earn-out obligations arising pursuant to the Spark Merger Agreement (as defined in the Closing Date Acquisition Agreement) as in effect on the Closing Date, but only to the extent that such earn-out obligations are a valid obligation of the Parent pursuant to the terms of the Closing Date Acquisition Agreement and, upon such obligation becoming due, such obligation is paid by the Parent in accordance with the Closing Date Acquisition Agreement).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“GLBA” shall have the meaning given such term in the definition of Privacy Law.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean each of Holdings and the Subsidiary Loan Parties.

“Guaranty and Security Agreement” shall mean the Guaranty and Security Agreement, dated as of the date hereof and substantially in the form of Exhibit B, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

 “Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

 “Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“HIPAA” shall have the meaning given such term in the definition of Privacy Law.

“Holdings” shall have the meaning specified in the preamble.

“Immaterial Subsidiary” means, at any date of determination, each Subsidiary of the Borrower that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement; provided that, for purposes of this Agreement, at no time shall (i) the Consolidated EBITDA (calculated as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to this Agreement) of all Immaterial Subsidiaries so designated equal or exceed 5% of the Consolidated EBITDA of the Borrower and its Subsidiaries at such date or (ii) the total assets (calculated as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to this Agreement) of all Immaterial Subsidiaries equal or exceed 5% of the total consolidated assets of the Borrower and its Subsidiaries at such date, in each case determined in accordance with GAAP.  In the event that the limits set forth in clauses (i) or (ii) above are at any time exceeded, then all such Subsidiaries so designated as Immaterial Subsidiaries shall no longer be permitted to be (and shall be deemed not to be) Immaterial Subsidiaries, and such Subsidiaries shall immediately comply with all of the terms of this Agreement and the other Loan Documents applicable to Subsidiaries that are not Immaterial Subsidiaries (including without limitation Section 5.12), unless and until the Borrower shall designate one or more Subsidiaries as Immaterial Subsidiaries pursuant to the first sentence of this definition and, in each case, such designation complies with clauses (i) and (ii) above.

“Increasing Lender” shall have the meaning set forth in Section 2.23.

“Incremental Commitment” shall have the meaning set forth in Section 2.23.

“Incremental Commitment Amount” shall have the meaning set forth in Section 2.23(a)(i).

“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.23.

“Incremental Term Loan” shall have the meaning set forth in Section 2.23.

“Indebtedness” of any Person shall mean, without duplication (a) all Funded Debt of a Person, (b) all Guarantees of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Indebtedness of any partnership of which such Person is the general partner, and (f) any Off-Balance Sheet Liabilities.

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Reinvestment Period” shall mean a 90-day period during which Reinvestment must be commenced under Section 2.12(a).

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights and copyright applications, domain names, patents and patent applications, trademarks and trademark applications, trade names, technology, trade secrets, know-how and processes, including the right to receive all proceeds and damages therefrom.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided that:

(i)           the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)           if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)          any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(iv)         each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and

(v)           no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of Term Loans is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Maturity Date.

“Investments” shall have the meaning set forth in Section 7.4.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean SunTrust Bank in its capacity as the issuer of Letters of Credit pursuant to Section 2.22.

“Joint Lead Arrangers” shall mean, collectively, SunTrust Robinson Humphrey, Inc. and Silicon Valley Bank, in their respective capacities as joint lead arrangers in connection with this Agreement.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $0.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is SunTrust Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time.  In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider.  In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.23.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Fee Letter, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of either (x) Holdings or (y) the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Agreements” shall mean (i) each agreement or contract to which any Loan Party is a party or in respect of which any Loan Party has any liability, that by its terms (without reference to any indemnity or reimbursement provision therein) provides for aggregate future guaranteed payments in respect of any such individual agreement or contract of at least $1,000,000, (ii) the Related Transaction Documents (other than the Loan Documents), and (iii) any other agreement or contract the loss of which would be reasonably likely to result in a Material Adverse Effect; provided that Material Agreements shall not be deemed to include any Plans, collective bargaining agreements, or casualty or liability or other insurance policies maintained in the ordinary course of business.

“Material Foreign Subsidiary” shall mean any Foreign Subsidiary which is not an Immaterial Subsidiary.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and the Letters of Credit) of the Borrower or any of its Subsidiaries individually or in an aggregate committed or outstanding principal amount exceeding the Threshold Amount.  For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) November 29, 2019 and (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Mergerco” shall mean OR Merger, Inc., a Delaware corporation.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Property” shall mean, collectively, the Real Estate subject to the Mortgages.

“Mortgages” shall mean each mortgage, deed of trust, deed to secure debt or other real estate security documents delivered by any Loan Party to the Administrative Agent from time to time, all in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) any Loan Party or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which such Loan Party or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation.  “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Holdings or one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(b).

“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Obligations” shall mean (a) all amounts owing by the Loan Parties and/or the Parent to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Joint Lead Arrangers pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).

“Parent” shall mean Perion Network Ltd., a public company with limited liability organized under the laws of the State of Israel.

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(d).

“Patent” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Patent Security Agreement” shall mean any Patent Security Agreement executed by a Loan Party owning Patents or licenses of Patents in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Patriot Act” shall mean that USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109 177 (signed into law March 9, 2006)).

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Perfection Certificate” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Permitted Acquisition” shall mean any Acquisition by a Borrower Loan Party that occurs when the following conditions have been satisfied:

(i)           (a) the aggregate consideration payable in connection with such Acquisition (including cash, equity and Indebtedness or liabilities incurred or assumed and all transaction costs), when taken together with the aggregate consideration for all Permitted Acquisitions consummated after the Closing Date and prior to the date thereof, does not exceed $35,000,000 (excluding the Closing Date Acquisition) and (b) the aggregate consideration payable in connection with acquisitions of Persons that become Foreign Subsidiaries or that do not have substantially all of their respective assets located in the United States does not exceed $3,500,000 in the aggregate for all Permitted Acquisitions consummated after the Closing Date and prior to the date thereof, does not exceed $3,500,000 (excluding the Closing Date Acquisition);

(ii)          before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Loan Party set forth in the Loan Documents shall be and remain true and correct in all material respects;

(iii)         before and after giving effect to such Acquisition, on a Pro Forma Basis, the Borrower is in compliance with each of the covenants set forth in Article VI, measuring Consolidated Total Debt for purposes of Section 6.1 as of the date of such Acquisition and otherwise recomputing the covenants set forth in Article VI as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 5.1(a) or (b) as if such Acquisition had occurred, and any Indebtedness incurred in connection therewith was incurred, on the first day of the relevant period for testing compliance, and the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing at least ten (10) days prior to the date of the consummation of such Acquisition;

(iv)         at least fifteen (15) days prior to the date of the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent notice of such Acquisition, together with historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Administrative Agent;

(v)          such Acquisition is consensual and approved by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired;

(vi)         the Person or assets being acquired is in the same type of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related thereto;

(vii)        such Acquisition is consummated in compliance with all Requirements of Law, and all consents and approvals from any Governmental Authority or other Person required in connection with such Acquisition have been obtained;

(viii)       the Person or assets being acquired shall have positive pro forma EBITDA (calculated in a manner substantially similar to “Consolidated EBITDA” to the extent provisions of such definition are relevant) for the 12-month period ending on the date of such Acquisition, as determined based upon financial statements for the most recently completed fiscal year and the most recent interim financial period completed within 45 days prior to the date of consummation of such Acquisition;

(ix)         before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, each Loan Party is Solvent;

(x)           after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, the sum of (i) (x) the Aggregate Revolving Commitment Amount (if any) minus (y) the aggregate principal amount of all Revolving Credit Exposure (if any), plus (ii) cash on hand (that is either unencumbered or in Controlled Accounts) of the Loan Parties is at least $7,500,000;

(xi)         the Borrower shall have executed and delivered, or caused its Subsidiaries to execute and deliver, all guarantees, Collateral Documents and other related documents required under Section 5.12; and

(xii)        the Borrower has delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied.

“Permitted Encumbrances” shall mean:

(i)           Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)          statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)         pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)         deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)          judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)         customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(vii)        easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Equity Issuance” means any cash capital contribution to the Borrower or Holdings (other than with respect to Disqualified Capital Stock) or sale or issuance of any Capital Stock (other than Disqualified Capital Stock) of Holdings, the cash proceeds of which are, in the case of a cash capital contribution to Holdings or issuance of Capital Stock by Holdings, contributed to the common equity of the Borrower.

“Permitted Investments” shall mean:

(i)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)           commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii)           certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;

(v)           mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above;

(vi)          securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having a rating of at least “A-2” or “P-2” (or long term ratings of at least “A3” or “A-”) from either S&P or Moody’s or, with respect to municipal bonds, a rating of at least “MIG 2” or “VMIG 2” from Moody’s, in each case maturing within one year from the date of acquisition thereof; and

(vii)         overnight and demand deposits in and bankers’ acceptances of any financial institution satisfying the criteria in clause (iii) of this definition or, to the extent insured by the Federal Deposit Insurance Corporation, any other financial institution.

“Permitted Third Party Bank” shall mean SunTrust Bank (or with the consent of the Agent, another Lender) and with whom any Loan Party maintains a Controlled Account and with whom a Control Account Agreement has been executed.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate has an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which such Loan Party or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Pledge Agreement” shall mean the Pledge Agreement, dated as of the date hereof and substantially in the form of Exhibit D, made by the Parent in favor of the Administrative Agent for the benefit of the Secured Parties.

“Privacy Law” shall mean (i) all Requirements of Law, including without limitation (a) the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. § 1681 et seq., as amended by the Fair and Accurate Credit Transactions Act (“FACTA”); (b) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (“CAN-SPAM”), 15 U.S.C. chap. 103; (c) the Telephone Consumer Protection Act (“TCPA”), 47 U.S.C. § 227; (d) state laws governing the use (including both commercial and non-commercial uses) of the following types of communication and messaging: email, text messaging, telephone, paging, and faxing; (e) state laws governing the use of information collected online, state laws requiring privacy disclosures to consumers, or state laws investing individuals with rights in or regarding data about such individuals, or the use of such data, including the California Online Privacy Protection Act (“CalOPPA”), Cal. Bus. & Prof. Code 22575-22579 (as amended by AB370), and California “Shine the Light” law, Cal. Civ. Code 1798.80 – 1798.34; (f) security breach notification laws (such as Cal. Civ. Code §§ 1798.29, 1798.82 - 1798.84); (g) state and federal laws imposing minimum security requirements on the use of personal, sensitive, personally identifiable, or non-public personal information (such as 201 Mass. Code Reg. 17.00 (“Mass. Security Regulation”)); (h) state and federal laws requiring the secure disposal of records containing certain personal, sensitive, personally identifiable, or non-public personal information (such as N.Y. Gen. Bus. Law § 399-H); (i) the Health Insurance Portability and Accountability Act of 1996 and all its amendments, 42 U.S.C. § 300gg, 29 U.S.C. § 1811 et seq., 42 U.S.C. 1320d et seq., 45 C.F.R. Part 160, 45 C.F.R. Part 164 (“HIPAA”); (j) the Gramm-Leach-Bliley Act (“GLBA”), 15 U.S.C. § §  6801-6827; (k) the Federal Trade Commission Act (“FTC Act”), 15 U.S.C. § 45, and including the FTC Act as interpreted by the Federal Trade Commission in guidance and enforcement actions; (l) state consumer protection laws, including laws forbidding unfair or deceptive trade practices; (m) the Communications Act of 1934, including 47 U.S.C. § 222; (n) the “revised principles” as articulated in the Federal Trade Commission’s 2009 FTC Staff Report titled “Self-Regulatory Principles for Online Behavioral Advertising”; (o) the implementing regulations, if applicable, of each of the above (a)-(m); and (p) any Requirements of Law (including, without limitation, laws of countries or jurisdictions other than the United States) governing the collection, use, disclosure or maintenance of data or information of any kind; (ii) Contractual Obligations and fiduciary obligations related to data privacy and data security, including any requirements set forth in guidelines published by any Governmental Authorities; (iii) the internal privacy policies of Holdings and its Subsidiaries and any public representations that Holdings and its Subsidiaries have made regarding their privacy policies and practices; (iv) third person privacy policies that Holdings or its Subsidiaries have been or are contractually obligated to comply with; (v) any rules of any applicable self-regulatory organizations with which Holdings or its Subsidiaries have been contractually obligated to comply; and (vi) the rules contained in the current version of the PCI Data Security Standards (“PCI DSS”), promulgated by the PCI Security Standards Council.

“Pro Forma Basis” shall mean, (i) with respect to any Person, business, property or asset acquired in a Permitted Acquisition or other Acquisition approved in writing by the Required Lenders, the inclusion as “Consolidated EBITDA” of the EBITDA (i.e. net income before interest, taxes, depreciation and amortization plus any other add backs to the extent approved in writing by the Administrative Agent) for such Person, business, property or asset as if such Acquisition had been consummated on the first day of the applicable period, based on historical results accounted for in accordance with GAAP and (ii) with respect to any Person, business, property or asset sold, transferred or otherwise disposed of, the exclusion from “Consolidated EBITDA” of the EBITDA (i.e. net income before interest, taxes, depreciation and amortization plus any other add backs to the extent approved in writing by the Administrative Agent) for such Person, business, property or asset so disposed of during such period as if such disposition had been consummated on the first day of the applicable period, in accordance with GAAP.

“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loan, as applicable), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.

“Real Estate” shall mean all real property owned or leased by the Borrower and its Subsidiaries.

“Real Estate Documents” shall mean, collectively, (i) Mortgages covering all Real Estate owned by the Loan Parties, duly executed by each applicable Loan Party, together with (A) title insurance policies, current as-built ALTA/ACSM Land Title surveys certified to the Administrative Agent, zoning letters, building permits and certificates of occupancy, in each case relating to such Real Estate and satisfactory in form and substance to the Administrative Agent, (B) (x) “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (y) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each Loan Party, and (z) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that is on terms satisfactory to the Administrative Agent, (C) evidence that counterparts of such Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of the Administrative Agent, to create a valid and enforceable first priority Lien (subject to Permitted Encumbrances) on such Real Estate in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law), (D) an opinion of counsel in each state in which such Real Estate is located in form and substance and from counsel satisfactory to the Administrative Agent, (E) a duly executed Environmental Indemnity with respect thereto, (F) Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-05, and applicable state requirements, on all of the owned Real Estate, dated no more than six (6) months prior to the Closing Date (or date of the applicable Mortgage if provided post closing), prepared by environmental engineers satisfactory to the Administrative Agent, all in form and substance satisfactory to the Administrative Agent, and such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of any Loan Party as the Administrative Agent shall have requested, in each case together with letters executed by the environmental firms preparing such environmental reports, in form and substance satisfactory to the Administrative Agent, authorizing the Administrative Agent and the Lenders to rely on such reports, and the Administrative Agent shall be satisfied with the contents of all such environmental reports and (G) such other reports, documents, instruments and agreements as the Administrative Agent shall request, each in form and substance satisfactory to Administrative Agent.

“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Reinvest” or “Reinvestment” shall mean, with respect to (a) any net cash proceeds from the sale, transfer or disposition of assets, or (b) insurance proceeds or condemnation proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal (excluding inventory) or real property of the Borrower Loan Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding inventory) to be used in the business of such Person.

“Reinvestment Certificate” is defined in Section 2.12(a).

“Reinvestment Period” shall mean a 90-day period commencing after the expiration of the Initial Reinvestment Period during which Reinvestment must be completed under Section 2.12(a).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Related Transaction Documents” shall mean the Loan Documents, the Equity Documents, the Closing Date Acquisition Documents, the pay-off letter related to the Existing Credit Agreement and all other agreements or instruments executed in connection with the Related Transactions.

“Related Transactions” shall mean, collectively, the making of the initial Loans on the Closing Date, the Equity Contribution, the Closing Date Acquisition, the repayment in full of all outstanding obligations under the Existing Credit Agreement (and any related loan and security documents), the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all Related Transaction Documents.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments and Term Loans at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure and Term Loans of the Lenders at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders; provided,further (but subject to the immediately prior proviso) that (i) so long as there are two (2) Lenders, “Required Lenders” shall mean both such Lenders and (ii) if there are three (3) Lenders, “Required Lenders” must include (x) any Lender holding 40% or more of the aggregate outstanding Revolving Commitments and Term Loans at such time or (y) if the Lenders have no Commitments outstanding, then any Lender holding 40% or more of the aggregate outstanding Revolving Credit Exposure and Term Loans at such time.  For purposes of this definition, any Lender and its Affiliates shall be deemed to constitute (collectively) a single Lender.

“Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 50% of the aggregate Revolving Credit Exposure; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders; provided further (but subject to the immediately prior proviso) that so long as there are fewer than three Lenders, considering any Lender and its Affiliates as a single Lender, “Required Revolving Lenders” shall mean all Lenders.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the chief financial officer or the treasurer of the Borrower and (y) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or Holdings (as applicable) or such other representative of the Borrower or Holdings as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding, or any management or similar fees.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.23, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) November 29, 2019, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“S&P” shall mean Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall  mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Bank, the Lender-Related Hedge Providers and the Bank Product Providers.

“Seller” shall mean the “Stockholders’ Representative” under and as defined in the Closing Date Acquisition Agreement.

“Solvent” shall mean, with respect to any Person or any group of Persons on a particular date, that on such date (a) the fair value of the property of such Person or such group of Persons is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person or such group of Persons; (b) the present fair saleable value of the assets of such Person or such group of Persons is not less than the amount that will be required to pay the probable liability of such Person or such group of Persons on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person or such group of Persons does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s or such group of Persons’ ability to pay as such debts and liabilities mature; and (d) such Person or such group of Persons is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s or such group of Persons’ property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Equity Contribution” has the meaning specified in Section 8.3.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of Holdings after giving effect to the Related Transactions.

“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty and Security Agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $0.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to FASB ASC Sections 840-10 and 840-20, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Target” shall mean Interactive Holding Corp., a Delaware corporation.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean a term loan made by a Lender to the Borrower pursuant to Section 2.5 or Section 2.23.

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule II.  The aggregate principal amount of all Lenders’ Term Loan Commitments as of the Closing Date is $50,000,000.

“Threshold Amount” means $1,000,000.

“Total Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.

“Trademark” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Trademark Security Agreement” shall mean any Trademark Security Agreement executed by a Loan Party owning registered Trademarks or applications for Trademarks in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Unfinanced Cash Capital Expenditures” shall mean, for any period, the amount of Capital Expenditures made by the Borrower and its Subsidiaries during such period in cash, but excluding any such Capital Expenditures financed with Indebtedness permitted under Section 7.1(c) or that constitute reinvestment of proceeds as permitted under Section 2.12(a).

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” or “U.S.” shall mean the United States of America.

“Unrestricted Account” shall have the meaning set forth in Section 5.11(a).

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(g)(ii)(B)(iii).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.

“Working Capital” shall mean the average of the Current Assets less the Current Liabilities for the first three months of each Fiscal Year compared to the average of the Current Assets less the Current Liabilities for the last three months of such Fiscal Year.

Section 1.2.            Classifications of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “Term Loan”) or by Type (e.g. “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”).  Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.3.             Accounting Terms and Determination.  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrower last delivered to the Administrative Agent in connection with this Agreement); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.

Section 1.4.             Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be.  Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars.   In determining whether any individual event, act, condition or occurrence of the foregoing types could reasonably be expected to result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other such events, acts, conditions or occurrences of the foregoing types which have occurred could reasonably be expected to result in a Material Adverse Effect.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1.            General Description of Facilities.  Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2; (ii) the Issuing Bank may issue Letters of Credit in accordance with Section 2.22; (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time; and (v) each Lender severally agrees to make a Term Loan to the Borrower in a principal amount not exceeding such Lender’s Term Loan Commitment on the Closing Date.

Section 2.2.            Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount.  During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3.            Procedure for Revolving Borrowings.  The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”), (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing.  Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period).  Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request.  The aggregate principal amount of each Eurodollar Borrowing shall not be less than $2,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans made pursuant to Section 2.4 or 2.22(d) may be made in lesser amounts as provided therein.  At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed three (3).  Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4.            Swingline Commitment.

(a)         Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)         The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 (a “Notice of Swingline Borrowing”), prior to 10:00 a.m. on the requested date of each Swingline Borrowing.  Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited.  The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing.  The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower.  The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Borrowing.

(c)         The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan.  Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.

(d)         If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred.  On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e)         Each Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter.  Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents.  In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

Section 2.5.            Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single term loan to the Borrower on the Closing Date in a principal amount equal to the Term Loan Commitment of such Lender.  The Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof; provided that, unless the Borrower notifies the Administrative Agent prior to 11:00 a.m. three (3) Business Days prior to the Closing Date or executes a funding indemnity letter in form satisfactory to the Administrative Agent, on the Closing Date all Term Loans shall be Base Rate Loans.  The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Term Loans on the Closing Date.

Section 2.6.            Funding of Borrowings.

(a)         Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)         Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing.  Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)         All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7.            Interest Elections.

(a)         Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing.  Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)         To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 (a “Notice of Conversion/Continuation”) (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing.  Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing, and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.  If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month.  The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)         If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing.  No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing.  No conversion of any Eurodollar Loan shall be permitted except on the last day of the Interest Period in respect thereof.

(d)         Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8.            Optional Reduction and Termination of Commitments.

(a)         Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.  The Term Loan Commitments shall terminate on the Closing Date upon the making of the Term Loans pursuant to Section 2.5.

(b)         Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $1,000,000 and any larger multiple of $500,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders.  Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.

(c)         With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.

Section 2.9.            Repayment of Loans.

(a)         The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b)         The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):

Installment Date	Principal Amount
March 31, 2016	$625,000
June 30, 2016	$625,000
September 30, 2016	$625,000
December 31, 2016	$625,000
March 31, 2017	$937,500
June 30, 2017	$937,500
September 30, 2017	$937,500
December 31, 2017	$937,500
March 31, 2018	$1,250,000
June 30, 2018	$1,250,000
September 30, 2018	$1,250,000
December 31, 2018	$1,250,000
March 31, 2019	$1,250,000
June 30, 2019	$1,250,000
September 30, 2019	$1,250,000
Maturity Date	All Term Loans outstanding

provided that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans shall be due and payable on the Maturity Date.

Section 2.10.          Evidence of Indebtedness.

(a)         Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and the Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)         This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement.  However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11.          Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, prior to 11:00 a.m. on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19.  Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4.  Each optional prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing and, in the case of a prepayment of a Term Loan Borrowing, to principal installments in direct order of maturity (or as otherwise specified by the Borrower).

Section 2.12.          Mandatory Prepayments.

(a)         Immediately upon receipt by Holdings or any of its Subsidiaries of any proceeds of any sale, transfer or other disposition by Holdings or any of its Subsidiaries of any of its assets (other than to a Borrower Loan Party and other than asset sales permitted pursuant to Section 7.6(a) and (b)), or any proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, Holdings and the Borrower shall prepay the Obligations in an amount equal to 100% of such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction or event and payable by Holdings or the Borrower in connection therewith (in each case, paid to non-Affiliates); provided that the Borrower shall not be required to prepay the Obligations if the following conditions are satisfied: (i) promptly following the sale, transfer or other disposition, or other event giving rise to the receipt of such proceeds, the Borrower provides to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (“Reinvestment Certificate”) stating (x) that the applicable event giving rise to the receipt of such proceeds has occurred, (y) that no Default or Event of Default has occurred and is continuing either as of the date of event giving rise to the receipt of such proceeds or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, (iii) no Default or Event of Default has occurred and is continuing at the time of the application of such proceeds to Reinvestment and (iv) until Reinvested, such proceeds are held in Controlled Accounts at SunTrust Bank or subject to Control Account Agreements.  If any such proceeds have not been Reinvested at the end of the Reinvestment Period, the Borrower shall promptly pay such proceeds to the Administrative Agent, to be applied to repay the Term Loan in accordance with subsection (e) of this Section.

(b)         No later than the Business Day following the date of receipt by Holdings or any of its Subsidiaries of any proceeds from any issuance of Indebtedness or equity securities (including any Specified Equity Contribution but excluding an Excluded Equity Contribution) by Holdings or any of its Subsidiaries, or any capital contribution to the Borrower or Holdings (including any Specified Equity Contribution but excluding an Excluded Equity Contribution), Holdings and the Borrower shall prepay the Obligations in an amount equal to all such proceeds (except in the case of proceeds from the issuance of equity securities or capital contributions (other than any Specified Equity Contribution), such amount shall be limited to an amount equal to 50% of such proceeds (and, in the case of any Specified Equity Contribution, such amount shall be equal to 100% of such proceeds)), net of underwriting discounts and commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Holdings or the Borrower in connection therewith (in each case, paid to non-Affiliates); provided that neither Holdings nor the Borrower shall not be required to prepay the Obligations with respect to (i) proceeds of Indebtedness permitted under Section 7.1, (ii) proceeds of Capital Stock issued by a Borrower Loan Party to another Borrower Loan Party and (iii) proceeds of Capital Stock issued by the Borrower to Holdings (or capital contributions made by Holdings to the Borrower) so long as such proceeds are used to finance a substantially contemporaneous Permitted Acquisition, Capital Expenditure or other Investment permitted under Section 7.4(g).  Any such prepayment shall be applied in accordance with subsection (e) of this Section.

(c)         Commencing with the Fiscal Year ending December 31, 2016, no later than five (5) Business Days after the date on which the Borrower’s annual audited financial statements for such Fiscal Year are required to be delivered pursuant to Section 5.1(a), (i) to the extent that the Total Leverage Ratio as of the last day of such Fiscal Year is greater than or equal to 1.50:1.00, the Borrower shall prepay the Obligations in an amount equal to 75% of Excess Cash Flow for such Fiscal Year, (ii) to the extent that the Total Leverage Ratio as of the last day of such Fiscal Year is less than 1.50:1.00 but greater than or equal to 1.25:1.00, the Borrower shall prepay the Obligations in an amount equal to 50% of Excess Cash Flow for such Fiscal Year, (iii) to the extent that the Total Leverage Ratio as of the last day of such Fiscal Year is less than 1.25:1.00 but greater than or equal to 1.00:1.00, the Borrower shall prepay the Obligations in an amount equal to 25% of Excess Cash Flow for such Fiscal Year and (iv) to the extent that the Total Leverage Ratio as of the last day of such Fiscal Year is less than 1.00:1.00, the Borrower shall not be required to prepay any Obligations in respect of Excess Cash Flow for such Fiscal Year.  Any such prepayment shall be applied in accordance with subsection (e) of this Section.  Any such prepayment shall be accompanied by a certificate signed by the Borrower’s chief financial officer certifying in reasonable detail the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d)         Immediately upon receipt by the Parent, Holdings, the Borrower or any of the Subsidiaries of Holdings or the Borrower of proceeds of any indemnification payment, purchase price adjustment or similar payment (including receipt thereof by way of set-off rights under the Closing Date Acquisition Agreement) under the Closing Date Acquisition Agreement, Holdings and the Borrower shall (and shall cause the Parent to) prepay the Term Loans from such proceeds in an amount necessary so that the percentage of debt in the total pro forma capitalization of Holdings and its Subsidiaries as of such prepayment (taking such prepayment into consideration) shall equal the percentage of debt in the total pro forma capitalization of Holdings and its Subsidiaries as of the Closing Date (it being understood and agreed that any portion of the Holdback Amount (as defined in the Closing Date Acquisition Agreement) that is set off against or is not otherwise required to be paid to the Participating Holders (as defined in the Closing Date Acquisition Agreement) in accordance with the terms of the Closing Date Acquisition Agreement shall be deemed to be received by the Borrower as proceeds pursuant to this clause (d)).  Any such prepayment shall be applied in accordance with subsection (e) of this Section.

(e)         Any prepayments made by Holdings and the Borrower pursuant to subsection (a), (b), (c) or (d) of this Section shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to installments of the Term Loans on a pro rata basis (including, without limitation, the final payment due on the Maturity Date); fifth, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; sixth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments; and seventh, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon.  The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fifth through seventh above, unless an Event of Default has occurred and is continuing and the Required Revolving Lenders so request.

(f)         Anything contained herein to the contrary notwithstanding, so long as any Term Loans are outstanding, in the event Holdings or the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans pursuant to this Section, not less than three (3) Business Days prior to the date (the “Required Prepayment Date”) on which Holdings or the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loans of the amount of such Lender's Pro Rata Share of such Waivable Mandatory Prepayment and such Lender's option to refuse such amount.  Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option to refuse such amount).  On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be paid to those Lenders that have elected not to exercise such option, based on the Pro Rata Share of each such Lender, to prepay the Term Loans of such Lenders (which prepayment shall be applied in accordance with subsection (e) of this Section).  Any amounts not used to prepay the Term Loans in accordance with the above terms in this clause (f) may be retained by the Borrower.

(g)         If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19.  Each prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the Eurodollar Loans to the full extent thereof.  If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

Section 2.13.          Interest on Loans.

(a)         The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b)         The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.

(c)         Notwithstanding subsections (a) and (b) of this Section, at the option of the Required Lenders if an Event of Default has occurred and is continuing, and automatically after acceleration or with respect to any past due amount hereunder, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.

(d)         Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof.  Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be.  Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be.  Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof.  All Default Interest shall be payable on demand.

(e)         The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14.          Fees.

(a)         The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b)         The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Percentage per annum on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing the commitment fee, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c)         The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate set forth in the Fee Letter on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the rate for Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 2.00%.

(d)         The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates all fees in the Fee Letter that are due and payable on the Closing Date.

(e)         Accrued fees under subsections (b) and (c) of this Section (if any) shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such date after such fees begin to accrue, and on the Revolving Commitment Termination Date (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

Section 2.15.          Computation of Interest and Fees.  Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16.          Inability to Determine Interest Rates. If, prior to the commencement of any Interest Period for any Eurodollar Borrowing:

 (i)         the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, or

 (ii)        the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.  Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement.  Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or a Notice of Conversion/ Continuation has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Revolving Borrowing shall be made as, continued as or converted into a Base Rate Borrowing.

Section 2.17.          Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended.  In the case of the making of a Eurodollar Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and, if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date.  Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18.          Increased Costs.

(a)         If any Change in Law shall:

  (i)         impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

  (ii)         impose on any Lender, the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or the Issuing Bank for any such increased costs incurred or reduction suffered.

(b)         If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, the Issuing Bank or such Parent Company for any such reduction suffered.

(c)         A certificate of such Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d)         Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

Section 2.19.          Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan.  A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20.          Taxes.

(a)         Defined Terms.  For purposes of this Section 2.20, the term “Lender” includes Issuing Bank and the term “applicable law” includes FATCA.

(b)         Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)         Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)         Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)         Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)         Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)         Status of Lenders.

 (i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(g)(ii)(A), 2.20(g)(ii)(B) and 2.20(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

 (ii)          Without limiting the generality of the foregoing,

(A)          Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

i.           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii.          executed originals of IRS Form W-8ECI;

iii.          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.20A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

iv.         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20B or Exhibit 2.20C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20D on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)       Treatment of Certain Refunds(i).  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Survival.  Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.21.          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)         The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)         If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.

(c)         If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)       Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.22.          Letters of Credit.

(a)         During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to subsections (d) and (e) of this Section, may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of an amount to be mutually agreed between the Borrower and the Issuing Bank; and (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount and (iv) the Borrower shall not request, and the Issuing Bank shall have no obligation to issue, any Letter of Credit the proceeds of which would be made available to any Person (I) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries, that, at the time of such funding, is the subject of any Sanctions or (II) in any manner that would result in a violation of any Sanctions by any party to this Agreement..  Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance.  Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b)         To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; provided that, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended automatically, without advance written notice, by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that in no event shall any Letter of Credit, as originally issued or as extended, have an expiry date extending beyond the date that is five (5) Business Days prior to the Revolving Commitment Termination Date.  In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)         At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless the Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit, directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d)         The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof.  The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind.  Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable.  The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6.  The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e)         If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred.  Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank.  Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f)          To the extent that any Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c).

(g)         If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 103% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(h) or (i).  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest and profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents.  If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(h)         Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding.  Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)          The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

  (i)           any lack of validity or enforceability of any Letter of Credit or this Agreement;

  (ii)          the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

  (iii)         any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

  (iv)         payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

  (v)         any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or

  (vi)         the existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)          Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.23.          Increase of Commitments; Additional Lenders.

(a)         From time to time after the Closing Date and in accordance with this Section, but only with the prior written consent of the Administrative Agent, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the aggregate Revolving Commitments and/or the aggregate Term Loan Commitments hereunder (each such increase, an “Incremental Commitment”) so long as the following conditions are satisfied:

  (i)           the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $20,000,000 (the principal amount of each such Incremental Commitment, the “Incremental Commitment Amount”);

  (ii)          the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;

  (iii)         at the time of and immediately after giving effect to any such proposed increase, no Default or Event of Default shall exist, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects);

  (iv)        (x) any incremental Term Loans made pursuant to this Section (the “Incremental Term Loans”) shall have a maturity date no earlier than the Maturity Date and shall have a Weighted Average Life to Maturity no shorter than that of the Term Loans made pursuant to Section 2.5, and (y) any incremental Revolving Commitments provided pursuant to this Section (the “Incremental Revolving Commitments”) shall have the same termination date as the Revolving Commitment Termination Date;

  (v)         the pro forma Total Leverage Ratio of Borrower and its Subsidiaries shall not exceed the lesser of (x) the Total Leverage Ratio required under Section 6.1 as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered minus 0.25 to 1.00 and (y) the Total Leverage Ratio of the Borrower and the Subsidiaries on the Closing Date, calculated as if all such Incremental Term Loans had been made and all such Incremental Revolving Commitments had been established (and fully funded) as of the first day of the relevant period for testing compliance;

  (vi)        if the Initial Yield applicable to any such Incremental Term Loans exceeds by more than 0.50% per annum the sum of the Applicable Margin then in effect for Eurodollar Term Loans, plus one fourth of the Up-Front Fees paid in respect of the existing Term Loans (the “Existing Yield”), then the Applicable Margin of the existing Term Loans shall increase by an amount equal to the difference between the Initial Yield and the Existing Yield minus 0.50% per annum;

  (vii)       the Applicable Margin for any such Incremental Revolving Commitments shall be the same as the Applicable Margin for the existing Revolving Loans; provided, that any up-front fees payable on such Incremental Revolving Commitments may be higher than the up-front fees paid in connection with the existing Revolving Loans;

  (viii)      any collateral securing any such Incremental Commitments shall also secure all other Obligations on a pari passu basis; and

  (ix)         except as specifically set forth herein, all terms of any Incremental Revolving Commitments and Incremental Term Loans shall be identical to the Revolving Commitments and the Term Loans, respectively, except as otherwise agreed by the Required Lenders.

(b)         The Borrower shall provide at least 15 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment.  In any such notice, the Borrower shall specify any fees offered to any Lenders who are approached to provide an Incremental Commitment (the “Increasing Lenders”), which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Commitment and/or its Term Loan Commitment, as applicable.  Each Increasing Lender shall as soon as practicable, and in any case within 15 days following receipt of such notice, specify in a written notice to the Borrower and the Administrative Agent the amount of such proposed Incremental Commitment that it is willing to provide.  No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment and/or its Term Loan Commitment, and any decision by a Lender to increase its Revolving Commitment and/or its Term Loan Commitment shall be made in its sole discretion independently from any other Lender.  Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments and/or the Term Loan Commitments, as applicable, pursuant to this Section.  No Lender which declines to increase the principal amount of its Revolving Commitment and/or its Term Loan Commitment may be replaced with respect to its existing Revolving Commitment and/or its Term Loans, as applicable, as a result thereof without such Lender’s consent.  If any Lender shall fail to notify the Borrower and the Administrative Agent in writing about whether it will increase its Revolving Commitment and/or its Term Loan Commitment within 15 days after receipt of such notice, such Lender shall be deemed to have declined to increase its Revolving Commitment and/or its Term Loan Commitment, as applicable.  The Borrower may accept some or all of the offered amounts or designate new lenders, which, solely with respect to any Incremental Revolving Commitments, shall be approved by the Administrative Agent (such approval not to be unreasonably withheld), as additional Lenders hereunder in accordance with this Section 2.23 (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Commitment.  The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Revolving Commitments and/or such Incremental Term Loans among the Increasing Lenders and the Additional Lenders.  The sum of the increase in the Revolving Commitments and the Term Loan Commitments of the Increasing Lenders plus the Revolving Commitments and the Term Loan Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Incremental Commitment Amount.

(c)         Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:

  (i)           an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the new Revolving Commitments and/or new Term Loan Commitments, as applicable, of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;

  (ii)           such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;

  (iii)          a certificate of the Borrower signed by a Responsible Officer of the Borrower, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied;

  (iv)          to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Revolving Commitments and/or such Incremental Term Loans, issued by the Borrower in accordance with Section 2.10; and

  (v)           any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

(d)         Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments and/or the Incremental Term Loans, as applicable, and Schedule II shall automatically be deemed amended accordingly.

(e)         Any Incremental Revolving Commitments shall (except for the amounts thereof) have terms that are identical to the Revolving Commitments.  Without limiting the other terms herein, if any Incremental Term Loans are to have terms that are different from the Term Loans outstanding immediately prior to such incurrence (any such Incremental Term Loans, the “Non-Conforming Credit Extensions”), all such terms shall be as set forth in a separate assumption agreement among the Borrower, the Lenders providing such Incremental Term Loans and the Administrative Agent, the execution and delivery of which agreement shall be a condition to the effectiveness of the Non-Conforming Credit Extensions.  The scheduled principal payments on the Term Loans to be made pursuant to Section 2.9 shall be ratably increased after the making of any Incremental Term Loans (other than Term Loans that are Non-Conforming Credit Extensions) under this Section by the aggregate principal amount of such Incremental Term Loans.  After the incurrence of any Non-Conforming Credit Extensions, all optional prepayments of Term Loans shall be allocated ratably between the then-outstanding Term Loans and such Non-Conforming Credit Extensions that are Term Loans.  If the Borrower incurs Incremental Revolving Commitments under this Section, the Borrower shall, after such time, repay and incur Revolving Loans ratably as between the Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to such incurrence.  Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding two sentences, amendments to ensure pro rata allocations of Eurodollar Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence and amendments to implement ratable participation in Letters of Credit between the Non-Conforming Credit Extensions consisting of Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to any such incurrence).

(f)              For purposes of this Section, the following terms shall have the meanings specified below:

  (i)            “Initial Yield” shall mean, with respect to Incremental Term Loans or Incremental Revolving Commitments, the amount (as determined by the Administrative Agent) equal to the sum of (A) the margin above the Adjusted LIBO Rate on such Incremental Term Loans or such Incremental Revolving Commitments, as applicable (including as margin the effect of any “LIBO rate floor” applicable on the date of the calculation), plus (B) (x) the amount of any Up-Front Fees on such Incremental Term Loans or such Incremental Revolving Commitments, as applicable (including any fee or discount received by the Lenders in connection with the initial extension thereof), divided by (y) the lesser of (1) the Weighted Average Life to Maturity of such Incremental Term Loans or such Incremental Revolving Commitments, as applicable, and (2) four.

  (ii)           “Up-Front Fees” shall mean the amount of any fees or discounts received by the Lenders in connection with the making of Loans or extensions of credit, expressed as a percentage of such Loan or extension of credit.  For the avoidance of doubt, “Up-Front Fees” shall not include any arrangement fee paid to the Joint Lead Arrangers.

  (iii)          “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

Section 2.24.          Mitigation of Obligations.  If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25.          Replacement of Lenders.  If (a) any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (b) any Lender is a Defaulting Lender, or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.2(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non Consenting Lender”) whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of a Non Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non Consenting Lender.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.26.          Defaulting Lenders.

(a)         Cash Collateral.

  (i)           At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than  103% of the Issuing Bank’s LC Exposure with respect to such Defaulting Lender.

  (ii)          The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

  (iii)         Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

  (iv)        Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Sections 2.26(b) through 2.26(d) the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b)         Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

  (i)           Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2.

  (ii)          Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.26(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.26(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Disbursements and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments and outstanding Term Loans without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

  (iii)        (A) No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)           Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a).

(C)           With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

  (iv)        All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

  (v)         If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a).

(c)         Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments  (without giving effect to Section 2.26(b)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d)         New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1.            Conditions to Effectiveness.  The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)         The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Joint Lead Arrangers and their Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Joint Lead Arrangers.

(b)         The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:

  (i)          a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

  (ii)         a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(ii), (A) attaching and certifying copies of (1) its bylaws, partnership agreement, limited liability company agreement or comparable organizational document, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (B) certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

  (iii)         certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

  (iv)        a favorable written opinion of (x) Kramer Levin Naftalis & Frankel LLP, U.S. counsel to the Parent and the Loan Parties, and (y) Goldfarb Seligman & Co., Israeli counsel to the Parent, in each case, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the applicable Loan Parties, the Parent, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

  (v)         a certificate in the form of Exhibit 3.1(b)(v), dated the Closing Date and signed by a Responsible Officer of the Borrower, certifying that after giving effect to the funding of the Term Loans, the issuance of the initial Letters of Credit and any initial Revolving Borrowing, (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct and (z) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

  (vi)        a duly executed Notice of Borrowing for any initial Borrowing;

  (vii)       a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof and the Equity Contribution;

  (viii)      certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, the Seller or the Target, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents and the Related Transaction Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

  (ix)         a promissory note duly executed by the Borrower in favor of each Lender in the principal amount of each such Lender’s Term Loan Commitment;

  (x)          copies of (A) the unaudited consolidated  and consolidating balance sheet of the Target and its Subsidiaries as of September 30, 2015 and the related unaudited consolidated and consolidating statements of income, statements of stockholders’ equity and statements of cash flows of the Target and its Subsidiaries for the six (6) month periods ended on September 30, 2014 and September 30, 2015, (B) the unaudited consolidated and consolidating balance sheet of the Target and its Subsidiaries and the related unaudited consolidated and consolidating statements of operations, statements of stockholders’ equity and statements of cash flows of the Target and its Subsidiaries for the months of July, August and September 2015, (C) the audited consolidated and consolidating financial statements of the Target and its Subsidiaries for each of the fiscal years ended on December 31, 2012, December 31, 2013 and December 31, 2014 and the related statements of income, statements of stockholders’ equity and statements of cash flows of the Target on a consolidated and consolidating basis for the year then ended, together with the notes thereto, all as certified by PricewaterhouseCoopers LLP and (D) financial projections for the Borrower and its Subsidiaries (after giving pro forma effect to the Closing Date Acquisition) on a quarterly basis for the Fiscal Year ending December 31, 2016 and annually thereafter through December 31, 2020;

  (xi)         a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the Four Quarter period ending on September 30, 2015 (the “Closing Test Period”), prepared after giving effect to the Related Transactions as if the Related Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), along with supporting or other backup financial information reasonably requested by the Joint Lead Arrangers in connection therewith (the “Pro Forma Closing Financial Statements”);

  (xii)        a duly completed and executed compliance certificate demonstrating that the Total Leverage Ratio is not greater than 2.055 to 1.00, in each case for the Closing Test Period, and determined by reference to the Pro Forma Closing Financial Statements (setting forth in reasonable detail such calculations);

  (xiii)       a certificate, dated the Closing Date and signed by the chief financial officer of each Loan Party, confirming that each Loan Party is Solvent before and after giving effect to the funding of the Term Loans, and any initial Revolving Borrowing and the consummation of the transactions contemplated to occur on the Closing Date;

  (xiv)      the Guaranty and Security Agreement, duly executed by Holdings and each of its Domestic Subsidiaries other than Immaterial Subsidiaries, together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Guaranty and Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly authorized by the Loan Parties, (B) copies of favorable UCC, tax and judgment lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of Holdings and its Subsidiaries, as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances and Liens to be released on the Closing Date, (C) a Perfection Certificate, duly completed and executed by the Borrower, (D) duly executed Trademark Security Agreements, (E) original certificates evidencing all issued and outstanding shares of Capital Stock of all Subsidiaries owned directly by any Loan Party (or, if the pledge of all of the voting Capital Stock of any Foreign Subsidiary that is a CFC would result in materially adverse tax consequences, such pledge shall be limited to 65% of the issued and outstanding voting Capital Stock, or other evidence of ownership, of such Foreign Subsidiary and 100% of the issued and outstanding non-voting Capital Stock, or other evidence of ownership, of such Foreign Subsidiary, as applicable; provided that, in no event shall any such Foreign Subsidiary that is a CFC be required to grant or pledge any interest in the Capital Stock, or other evidence of ownership, of any Subsidiary of any such Foreign Subsidiary) and (F) stock or membership interest powers or other appropriate instruments of transfer executed in blank;

  (xv)        the Pledge Agreement, duly executed by the Parent, together with (A) a UCC financing statement and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted in the Collateral under (and as defined in) the Pledge Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly authorized by the Parent, (B)  an executed Hebrew translation of the Pledge Agreement, signed by the Borrower, the Parent and the Administrative Agent and (C) Form 10 pursuant to the Supplement of the Israeli Companies Regulations (Report, Registration Details and Forms), 1999 (“Details of Mortgages and Pledges”), duly filed and signed by the Parent’s officer;

  (xvi)      copies of a duly executed payoff letter, in form and substance satisfactory to the Administrative Agent, executed by Comerica Bank, as administrative agent under the Existing Credit Agreement, together with (a) UCC 3 or other appropriate termination statements, in form and substance satisfactory to the Administrative Agent, releasing all liens of the Existing Lenders upon any of the personal property of the Borrower and its Subsidiaries, (b) cancellations and releases, in form and substance satisfactory to the Administrative Agent, releasing all liens of the Existing Lenders upon any of the real property of the Borrower and its Subsidiaries, (c) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness owed to the Existing Lenders and to Comerica Bank, as administrative agent under the Existing Credit Agreement and (d) confirmation from Comerica Bank, as administrative agent under the Existing Credit Agreement, that payment has been received in respect of the Existing Credit Agreement in an amount sufficient to repay and satisfy in full all Indebtedness under the Existing Credit Agreement (and otherwise required under such payoff letter to release all liens on all assets of the Borrower and its Subsidiaries) other than the net amount to be funded by the Administrative Agent on behalf of the Lenders hereunder as described in clause (vii) immediately above;

  (xvii)        certified copies of all Material Agreements;

  (xviii)     evidence that no Indebtedness of Holdings or its Subsidiaries remains outstanding as of the Closing Date (other than Indebtedness permitted to remain outstanding as set forth on Schedule 7.1);

  (xix)       such documents and other information regarding the Borrower, the Parent and the Guarantors as has been reasonably requested by the Administrative Agent or the Joint Lead Arrangers that they determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act; and

  (xx)         certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, in each case naming the Administrative Agent as loss payee or additional insured, as the case may be.

(c)             The Equity Contribution shall have occurred in accordance with the Equity Documents, without alteration, amendment or other change, supplement or modification of the Equity Documents except as approved in writing by the Required Lenders.  The Administrative Agent (or its counsel) shall have received certified copies of all Equity Documents, each in form and substance satisfactory to the Administrative Agent and the Joint Lead Arrangers.

(d)             All conditions precedent to the Closing Date Acquisition, other than the funding of the Loans, shall have been satisfied (including confirmation that the Closing Date Certificate of Merger has been filed and confirmation that the Closing Payment (as defined in the Closing Date Acquisition Agreement) has been paid to the Paying Agent (as defined in the Closing Date Acquisition Agreement) on or before the Closing Date in accordance with the terms of the Merger Agreement), and the Closing Date Acquisition shall be consummated simultaneously with the closing and funding of the Loans in accordance with the Closing Date Acquisition Agreement, without alteration, amendment or other change, supplement or modification of the Closing Date Acquisition Agreement except for waivers of conditions that are not material or adverse to the Lenders or as otherwise approved in writing by the Required Lenders.  The Administrative Agent (or its counsel) shall have received certified copies of the Closing Date Acquisition Agreement and all other material Closing Date Acquisition Documents, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each in form and substance satisfactory to the Administrative Agent and the Joint Lead Arrangers and each including certification by a Responsible Officer of the Borrower that such documents are in full force and effect as of the Closing Date.

Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2.            Conditions to Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.26(c) and the satisfaction of the following conditions:

(a)             at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)             at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects);

(c)              the Borrower shall have delivered the required Notice of Borrowing; and

(d)             the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section.

Section 3.3.             Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants, immediately after giving effect to the Related Transactions, to the Administrative Agent, each Lender and the Issuing Bank as follows:

Section 4.1.            Existence; Power. Holdings and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to (a) carry on its business as now conducted, (b) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2.            Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents and the other Related Transaction Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action.  This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document and Related Transaction Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.            Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents and the other Related Transaction Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except (i) those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents and (ii) to the extent such failure to obtain or make could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to Holdings or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, except for any violation which could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any Contractual Obligation of Holdings or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by Holdings or any of its Subsidiaries except to the extent such violation or default could not reasonably be expected to result in a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4.            Financial Statements.

(a)         The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Target and its Subsidiaries as of December 31, 2014, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, prepared by PricewaterhouseCoopers LLP and (ii) the unaudited consolidated balance sheet of the Target and its Subsidiaries as of September 30, 2015, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, certified by a Responsible Officer.  Such financial statements fairly present the consolidated financial condition of the Target and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii).

(b)         Since December 31, 2014, there has been no event, development or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)         The non-interest bearing capital notes described in the definition of “Equity Contribution” are neither Indebtedness nor Disqualified Capital Stock.

Section 4.5.             Litigation and Environmental Matters.

(a)         No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document or Related Transaction Document.

(b)         Except for the matters set forth on Schedule 4.5, none of Holdings, the Borrower or any of their respective Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6.            Compliance with Laws and Agreements. Holdings and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7.            Investment Company Act. Neither Holdings nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8.            Taxes. Holdings and its Subsidiaries and each other Person for whose Taxes the Borrower or any of its Subsidiaries could become liable have timely filed or caused to be filed all Federal and state income Tax returns and all other material Tax returns that are required to be filed by them, and have paid all Taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.  The charges, accruals and reserves on the books of Holdings and its Subsidiaries in respect of such Taxes are adequate, and no Tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9.             Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X.  Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.10.          ERISA. Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations.  Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification).  Except as would not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.  There exists no Unfunded Pension Liability with respect to any Plan.  None of Holdings, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan.  There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings or the Borrower, any of the Subsidiaries of Holdings or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in material liability to Holdings or any of its Subsidiaries.  Holdings, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan.  No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA.  None of Holdings, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.  Each Non-U.S. Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to Holdings or any of its Subsidiaries.  All contributions required to be made with respect to a Non-U.S. Plan have been timely made.  Neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan.  The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

Section 4.11.          Ownership of Property; Intellectual Property; Insurance.

(a)         Each of Holdings and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Target referred to in Section 3.1 or purported to have been acquired by the Borrower or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are material to the business or operations of Holdings and its Subsidiaries are valid and subsisting and are in full force.

(b)         Holdings and its Subsidiaries owns, or has a valid license to use, all Intellectual Property purported to be owned by or licensed to Holdings or its Subsidiaries or necessary for the conduct of its and their respective businesses as currently conducted free and clear of all Liens (except Liens expressly permitted by Section 7.2) without conflict with the rights of any other Person except where such conflict could not reasonably be expected to have a Material Adverse Effect.  No holding, injunction, decision or judgment has been rendered by any Governmental Authority and neither Holdings nor any of its Subsidiaries has entered into any settlement or stipulation) which would limit, cancel or question the validity of the Holding’s or any of its Subsidiary’s rights in any Intellectual Property owned by or to the best of its knowledge exclusively licensed to Holdings or any such Subsidiary.  No claim has been asserted (either to a Responsible Officer or otherwise, in writing), is pending or, to the best of Holdings’ or the Borrower’s knowledge, threatened in writing, by any Person challenging or questioning the use by Holdings or its Subsidiaries of any Intellectual Property used by it or the validity of any Intellectual Property used by it, or alleging any infringement, misappropriation or violation by Holdings or its Subsidiaries of any Intellectual Property of any Person, except in each case as could not reasonably be expected to have a Material Adverse Effect.  The use of any Intellectual Property by Holdings or its Subsidiaries, and the conduct of their respective businesses, do not infringe on the Intellectual Property rights of any Person in a manner that could reasonably be expected to have a Material Adverse Effect.  To the best of Holdings’ and the Borrower’s knowledge, no Person is infringing, misappropriating or violating any material Intellectual Property owned or exclusively licensed by Holdings or any of its Subsidiaries, and neither Holdings nor any of its Subsidiaries have made or threatened in writing to make any claim relating to the foregoing.  Holdings and its Subsidiaries have taken all actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, including Intellectual Property that is confidential in nature.  Except as disclosed on Schedule 4.11(b), neither Holdings nor any of its Subsidiaries is party to, nor are they bound by, any inbound license or other agreement, the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect (any such license or agreement, a “Material Inbound License”), or in the case of any Material Inbound License, that prohibits or otherwise restricts Holdings or any of its Subsidiaries from granting a security interest in Holdings’ or such Subsidiary’s interest in such license or agreement or any other property.

(c)         The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of Holdings, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings or any applicable Subsidiary operates.

(d)          As of the Closing Date, neither Holdings nor any of its Subsidiaries owns any Real Estate.

Section 4.12.          Disclosure. Holdings and the Borrower have disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which Holdings or any its Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports (including, without limitation, all reports that Holdings or the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.13.          Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against Holdings or any of its Subsidiaries, or, to Holdings’ or the Borrower’s knowledge, threatened against or affecting Holdings or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against Holdings or any of its Subsidiaries, or, to Holdings’ or the Borrower’s knowledge, threatened against any of them before any Governmental Authority.  All payments due from Holdings or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of Holdings and the Borrower (as applicable) or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14.          Subsidiaries. The Subsidiaries listed on Schedule 4.14 constitute all the Subsidiaries of Holdings as of the Closing Date.  Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.  All Capital Stock of the Borrower and each Subsidiary has been validly issued, are (as applicable) fully paid and nonassessable and are free and clear of all Liens.  As of the Closing Date, except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature to which Holdings or any of its Subsidiaries is a party relating to any Capital Stock of the Borrower or any of its Subsidiaries.

Section 4.15.          Solvency. After giving effect to the execution and delivery of the Loan Documents and the other Related Transaction Documents, and the making of the Loans under this Agreement and the consummation of the other Related Transactions, the Borrower and each other Loan Party is Solvent.

Section 4.16.          Deposit and Disbursement Accounts. Schedule 4.16 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts, as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.

Section 4.17.          Collateral Documents.

(a)         The Guaranty and Security Agreement is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein), and when UCC financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Guaranty and Security Agreement, the Liens created under the Guaranty and Security Agreement shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2 which are prior as a matter of law.  When the certificates evidencing all Capital Stock pledged pursuant to the Guaranty and Security Agreement are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Capital Stock shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.

(b)         When the filings in subsection (a) of this Section are made and when, if applicable, the Patent Security Agreements and the Trademark Security Agreements are filed in the United States Patent and Trademark Office and the Copyright Security Agreements are filed in the United States Copyright Office, the Liens created under the Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Patents, Trademarks and Copyrights, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person.

(c)         Each Mortgage (if any), when duly executed and delivered by the relevant Loan Party, will be effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien on all of such Loan Party’s right, title and interest in and to the Real Estate of such Loan Party covered thereby and the proceeds thereof, and when such Mortgage is filed in the real estate records where the respective Mortgaged Property is located, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Loan Party in such Real Estate and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2 which are prior as a matter of law.

(d)         No Mortgage (if any) encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

Section 4.18.          Material Agreements. As of the Closing Date, all Material Agreements of Holdings and its Subsidiaries are described on Schedule 4.18, and each such Material Agreement is in full force and effect.  As of the Closing Date, neither the Borrower nor Holdings has any knowledge of any pending amendments or threatened termination of any Material Agreements.  As of the Closing Date, Holdings has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).

Section 4.19.          Anti-Corruption Laws and Sanctions. Holdings and the Borrower have implemented and maintain in effect policies and procedures designed to ensure compliance in all material respects by Holdings, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings and the Borrower, their respective Subsidiaries and their respective directors, officers and employees and to the knowledge of Holdings and the Borrower, their agents, are in compliance with Anti-Corruption Laws and applicable Sanctions.  None of (a) Holdings, the Borrower, any Subsidiary of Holdings or the Borrower or any of their respective directors, officers or employees, or (b) to the knowledge of Holdings and the Borrower, any agent of Holdings and the Borrower or any Subsidiary of Holdings or the Borrower that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

Section 4.20.          Information Privacy and Security.

(a)         Holdings and its Subsidiaries each have privacy policies (collectively, “Privacy Policies”) providing notice of Holdings’ or such Subsidiary’s privacy, data protection and data security practices regarding the collection, use, processing, and disclosure of information, including Covered Personal Information, in connection with the conduct of the business of Holdings and each of its Subsidiaries.

(b)         Holdings and each Subsidiary is each in compliance, and has complied, with all Privacy Laws that relate to or govern the collection, compilation, use, storage, processing, sale, transfer and disclosure of information received or obtained by any of them in the conduct of their businesses, including Covered Personal Information except to the extent the failure to comply could not reasonably be expected to have or result in a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries has collected, used, processed, stored, sold, transferred or disclosed any Covered Personal Information in violation of their respective privacy policies or notices, the privacy rights of third parties, or any contractual obligations to any of its customers except to the extent such collection, use, processing, sale, transfer or disclosure could not reasonably be expected to have or result in a Material Adverse Effect. Holdings and its Subsidiaries have each at all times made any and all disclosures to individuals or customers and obtained any consents as required by Privacy Law, and none of such disclosures, including without limitation disclosures made or contained in any privacy policies, notices, or any other related materials, have been inaccurate, misleading or deceptive in any material respect.

(c)         No Person has gained unauthorized access to or acquisition of any Covered Personal Information held by Holdings or any of its Subsidiaries, or otherwise collected, held, processed, stored, transferred, or disclosed any Covered Personal Information on their behalf.

(d)         Holdings and each of its Subsidiaries have established and implemented policies, programs, procedures, contracts and systems in compliance with all Privacy Laws in all material respects.

(e)         Holdings and each of its Subsidiaries have in place reasonable and appropriate security measures that have been regularly tested and reviewed to protect Covered Personal Information that Holdings or its Subsidiaries, as applicable, receive, possess, store, or otherwise control, from loss and illegal or unauthorized access, use, modification, disclosure, or other misuse.  Holdings and its Subsidiaries has each implemented a reasonable and appropriate plan, or plans, that (i) identifies internal and external risks to the security of Covered Personal Information; (ii) implements, monitors and improves administrative, technical, electronic and physical safeguards to control those risks; (iii) maintains notification procedures in compliance with Privacy Law in the case of any breach of security compromising data, including unencrypted data containing Covered Personal Information; and (iv) complies with all Privacy Laws regarding encryption.  Holdings and each of its Subsidiaries maintain disaster recovery and business continuity plans, procedures and facilities that are reasonable and customary for a business of substantially similar size that handles information similar to the Covered Personal Information.

(f)         There is no and never has been any proceeding, action, suit or claim pending or threatened against Holdings or any of its Subsidiaries alleging a violation of any Privacy Law, or of any Person’s privacy, data protection or data security rights, nor has there been any court order affecting Holdings’ or any of its Subsidiaries’ use or disclosure of any Covered Personal Information that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries have received any communications from, or has been the subject of any investigation by, any governmental body, agency, regulator, or official regarding its acquisition, use or disclosure of any Covered Personal Information, or of any data breach affecting such Covered Personal Information that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE V AFFIRMATIVE COVENANTS

    Until the Commitments have expired or been terminated and all Obligations have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, or all such Letters of Credit shall have been cash collateralized to the satisfaction of the Issuing Bank, and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

Section 5.1.             Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a)         as soon as available and in any event within 120 days (or 150 days with respect to the Fiscal Year ending December 31, 2015) after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year of the Borrower ending December 31, 2015), a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated and unaudited consolidating (in form and detail satisfactory to the Administrative Agent) balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated and unaudited consolidating statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and (in the case of audited financial statements) reported on by Kost Forer Gabbay & Kasierer or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)         as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Borrower’s previous Fiscal Year and the corresponding figures for the budget for the current Fiscal Year;

(c)             [reserved];

(d)             concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section, a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be and (v) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Borrower and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(e)             as soon as available and in any event within 60 days after the end of the calendar year, forecasts and a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow;

(f)              promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by Holdings or the Borrower to their respective shareholders generally, as the case may be; and

(g)             promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of Holdings and/or the Borrower or any of the Subsidiaries of the Borrower as the Administrative Agent or any Lender may reasonably request.

Section 5.2.             Notices of Material Events.

(a)              Holdings and the Borrower will furnish to the Administrative Agent and each Lender prompt (and, in any event, not later than three (3) Business Days after a Responsible Officer of the Borrower or Holdings becomes aware thereof) written notice of the following:

  (i)            the occurrence of any Default or Event of Default;

  (ii)           the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of Holdings or the Borrower, affecting Holdings or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

  (iii)           the occurrence of any event or any other development by which Holdings or any of its Subsidiaries (A) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) becomes subject to any Environmental Liability, (C) receives notice of any claim with respect to any Environmental Liability, or (D) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

  (iv)           promptly and in any event within 15 days after (A) Holdings, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower or Holdings describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by Holdings, the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (B) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by Holdings, the Borrower, any of their respective  Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of Holdings, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower or Holdings;

  (v)            the occurrence of any default or event of default, or the receipt by Holdings, the Borrower or any Subsidiary of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of Holdings or any of its Subsidiaries;

  (vi)           any amendment, supplement, waiver or other modification with respect to the Closing Date Acquisition Documents and will promptly following the effectiveness thereof (but in any event not later than three Business Days thereafter), provide copies of the same to the Administrative Agent;

  (vii)           any material amendment or modification to any Material Agreement (together with a copy thereof), and prompt notice of any termination, expiration or loss of any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a reduction in revenue or Consolidated EBITDA of the Borrower and its Subsidiaries of 10% or more on a consolidated basis from the prior Fiscal Year;

  (viii)          the making of any demand or claim by the Borrower, Holdings or the Parent for indemnification or similar payments under the Closing Date Acquisition Agreement (including any action to set-off against the Holdback Amount (as defined in the Closing Date Acquisition Agreement)), including copies of any notices sent to any party to the Closing Date Acquisition Agreement in connection with the foregoing; and

  (ix)             any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(b)             Holdings and the Borrower will furnish to the Administrative Agent and each Lender the following:

  (i)              promptly and in any event at least thirty (30) days prior thereto, notice of any change (A) in any Loan Party’s legal name, (B) in any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (C) in any Loan Party’s identity or legal structure, (D) in any Loan Party’s federal taxpayer identification number or organizational number or (E) in any Loan Party’s jurisdiction of organization;

  (ii)              within thirty (30) days of the last day of each Fiscal Quarter, a report signed by Borrower, in form reasonably acceptable to the Administrative Agent, listing any applications or registrations that Holdings, the Borrower or any Subsidiary has made or filed in respect of any Patents, Copyrights or Trademarks (each as defined in the Guaranty and Security Agreement); and

  (iii)              as soon as available and in any event within thirty (30) days after receipt thereof, a copy of any environmental report or site assessment obtained by or for Holdings, the Borrower or any of their respective Subsidiaries after the Closing Date on any Real Estate.

Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

Section 5.3.             Existence; Conduct of Business. Holdings and the Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises and Intellectual Property material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4.             Compliance with Laws. Holdings and the Borrower will, and will cause each of their respective Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Privacy Laws, Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5.             Payment of Obligations. Holdings and the Borrower will, and will cause each of their respective Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6.             Books and Records. Holdings and the Borrower will, and will cause each of their respective Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Holdings and/or the Borrower in conformity with GAAP.

Section 5.7.             Visitation and Inspection. Holdings and the Borrower will, and will cause each Subsidiary of the Borrower to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to Holdings; provided that, so long as no Event of Default shall have occurred and be continuing, (i) such visits and inspections will not unreasonably interfere with the operation of Holdings, the Borrower or Subsidiaries of the Borrower, (ii) only representatives designated by the Administrative Agent will have access to any data relating to customers of the Borrower and its Subsidiaries or such customers’ customers, (iii) only representatives designated by the Administrative Agent will have access to any trade secrets and (iv) the Borrower shall not be required to pay for the cost and expense of more than one (1) such visit and inspection in any Fiscal Year; provided, further, that if an Event of Default has occurred and is continuing, the limitations on visits and inspections contained herein shall no longer apply, except that prior notice of such visit and inspection will be given to Holdings (which notice may be given the day of such visit and inspection).

Section 5.8.             Maintenance of Properties; Insurance. Holdings and the Borrower will, and will cause each of their respective Subsidiaries to, (a) keep and maintain (i) all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (ii) the validity and ownership or right to use all Intellectual Property material to the conduct of its business, including without limitation maintaining all registrations of such Intellectual Property, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of Holdings (i) insurance with respect to their respective properties and business, and the properties and business of their Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, in any event, flood insurance as described in the definition of Real Estate Documents) and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of a Responsible Officer of the Borrower setting forth the nature and extent of all insurance maintained by Holdings, the Borrower and Subsidiaries of the Borrower in accordance with this Section, and (c) at all times shall name the Administrative Agent as additional insured on all liability policies of Holdings, the Borrower and Subsidiaries of the Borrower and as loss payee (pursuant to a loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of Holdings, the Borrower and Subsidiaries of the Borrower.

Section 5.9.             Use of Proceeds; Margin Regulations. The Borrower will use the proceeds of the Term Loans on the Closing Date to finance a portion of the Closing Date Acquisition (including specifically the repayment in full of Indebtedness in connection with the Existing Credit Agreement) and to pay transaction costs and expenses arising in connection with the Related Transaction Documents.  After the Closing Date, the Borrower will use the proceeds of Revolving Loans to finance working capital needs, Permitted Acquisitions and capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.  All Letters of Credit will be used for general corporate purposes.  The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and the Borrower shall ensure that its Subsidiaries and Holdings and its Subsidiaries, and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.10.          Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or preceding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net cash proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.11.          Cash Management. Commencing no later than 75 days after the Closing Date, Holdings and the Borrower shall, and shall cause the Domestic Subsidiaries of Holdings to:

(a)         maintain all cash management and treasury business with a Permitted Third Party Bank, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than (i) zero-balance accounts for the purpose of managing local disbursements, payroll and withholding, (ii) payroll, withholding and other fiduciary accounts (so long as such fiduciary account is not for the benefit of any Affiliate of Holdings), (iii)  money market account (account no. 1894408952) at Comerica Bank in the name of Intercept Interactive Inc. with a balance not to exceed $1,182,314 and (iv) accounts having an aggregate balance not exceeding $25,000 at any time (collectively, the “Unrestricted Accounts”), all of which the Loan Parties may maintain without restriction (except for those restrictions set forth in the Guaranty and Security Agreement)) (each such deposit account, disbursement account, investment account and lockbox account, a “Controlled Account”); each Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which Holdings, the Borrower and each of their respective Domestic Subsidiaries shall have granted a first priority Lien to the Administrative Agent, on behalf of the Secured Parties, perfected either automatically under the UCC (with respect to Controlled Accounts at SunTrust Bank) or subject to Control Account Agreements;

(b)         deposit promptly, and in any event no later than 10 Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts, in each case except for (i) Permitted Investments the aggregate value of which does not exceed $250,000 at any time, (ii) amounts held in Unrestricted Accounts and (iii) amounts used exclusively for payroll and withholding and any amounts held in a fiduciary account (so long as such fiduciary account is not for the benefit of any Affiliate of Holdings); and

(c)         at any time after the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent or the Required Lenders, Holdings and the Borrower will, and will cause each other Loan Party to, cause all payments constituting proceeds of accounts or other Collateral to be directed into deposit accounts that are subject to Control Account Agreements.

Section 5.12.           Additional Subsidiaries and Collateral.

(a)         In the event that, subsequent to the Closing Date, any Person becomes a Subsidiary (other than an Immaterial Subsidiary, a CFC or any Subsidiary of a CFC), whether pursuant to formation, acquisition or otherwise, (x) Holdings shall promptly notify the Administrative Agent and the Lenders thereof and (y) within 30 days after such Person becomes a Subsidiary Holdings shall cause such Subsidiary (i) to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its personal property by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent (or a new security agreement in form and substance reasonably satisfactory to the Administrative Agent), executing and delivering a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as applicable, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (ii) to grant Liens in favor of the Administrative Agent in all fee ownership interests in Real Estate by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent shall require, and (iii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 with respect to any Real Estate.  In addition, within 30 days after the date any Person becomes a Subsidiary (other than a CFC or any Subsidiary of a CFC), Holdings shall, or shall cause the applicable Loan Party to (i) pledge all of the Capital Stock of such Subsidiary to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Guaranty and Security Agreement in form and substance satisfactory to the Administrative Agent (or other pledge agreement in form and substance reasonably satisfactory to the Administrative Agent), and (ii) deliver the original certificates evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank.  Notwithstanding the terms of this Section 5.12(a) or any other term in this Agreement or any other Loan Document to the contrary, no Loan Party shall be required to pledge its ownership interest in any Capital Stock of any joint venture that is not a Subsidiary if the grant of a security interest therein would violate any organizational document of such joint venture.

(b)         In the event that, subsequent to the Closing Date, any Person becomes a Foreign Subsidiary that is a CFC, whether pursuant to formation, acquisition or otherwise, (x) Holdings shall promptly notify the Administrative Agent and the Lenders thereof and (y) to the extent such Foreign Subsidiary is owned directly by any Loan Party, within 60 days after such Person becomes a Foreign Subsidiary or, if the Administrative Agent determines in its sole discretion that Holdings is working in good faith, such longer period as the Administrative Agent shall permit not to exceed 60 additional days, Holdings shall, or shall cause the applicable Loan Party to (i) pledge 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock units, or other evidence of ownership, of such Foreign Subsidiary, as applicable; provided that, in no event shall any such Foreign Subsidiary that is a CFC be required to grant or pledge any interest in the Capital Stock, or other evidence of ownership, of any Subsidiary of any such Foreign Subsidiary) to the Administrative Agent as security for the Obligations pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent; provided that no pledge agreement governed by the applicable law of any non-U.S. jurisdiction shall be required for any Foreign Subsidiary that is not a Material Foreign Subsidiary, (ii) deliver the original certificates evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank and (iii) if such Foreign Subsidiary is a Material Foreign Subsidiary, deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as the Administrative Agent may reasonably request.

    (c)          Holdings agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to subsections (a) and (b) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.2.  All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.

Section 5.13.          Additional Real Estate; Leased Locations.

(a)         To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date having a Fair Market Value in excess of $500,000 as of the date of the acquisition thereof, it shall within sixty (60) days after such acquisition provide to the Administrative Agent all Real Estate Documents reasonably requested by the Administrative Agent granting the Administrative Agent a first priority Lien on such Real Estate.

(b)         To the extent otherwise permitted hereunder, if any Loan Party proposes to lease any Real Estate that is a headquarters location or a location where books or records, or Collateral with a value of at least $250,000, will be stored or located, it shall first provide to the Administrative Agent a copy of such lease and a Collateral Access Agreement from the landlord of such leased property, which agreement or letter shall be reasonably satisfactory in form and substance to the Administrative Agent; provided that if such Loan Party is unable to deliver any such Collateral Access Agreement after using its commercially reasonable efforts to do so, the Administrative Agent may waive the foregoing requirement in its reasonable discretion.

Section 5.14.          Further Assurances. Holdings and the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.  Holdings and the Borrower also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.15.          Interest Rate Protection. As promptly as practicable, and in any event commencing within ninety (90) days after the Closing Date, for the two (2) year period immediately following the Closing Date, the Borrower will maintain in effect at all times one or more Hedging Transactions on such terms and with such parties as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost to the Borrower with respect to at least 50% of the Term Loans as of the Closing Date. The parties hereto agree that such Hedging Transactions may have a LIBOR strike rate of 1.50%.

Section 5.16.          Consent of Inbound Licensors. Prior to entering into or becoming bound by any inbound license or agreement (other than over-the-counter software that is commercially available to the public), the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, Holdings shall, and shall cause its Subsidiaries to, use commercially reasonably efforts to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (A) Holdings’ or such Subsidiary’s interest in such licenses or contract rights to be deemed Collateral and for Administrative Agent (for the benefit of the Secured Parties) to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) the Administrative Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with the Administrative Agent’s rights and remedies under this Agreement and the other Loan Documents.

Section 5.17.          [reserved].

Section 5.18.          Information Privacy and Security.

(a)         Holdings and its Subsidiaries will each actively maintain and update their respective Privacy Policies, information security measures (including measures designed to protect Covered Personal Information from loss and illegal or unauthorized access, use, modification, disclosure, or other misuse), and disaster recovery and business continuity plans in accordance with Requirements of Law (including Privacy Laws) and best practice.

(b)         Any transfer of Covered Personal Information to or by Holdings or any of its Subsidiaries will not violate (i) any representation (whether express or implied) made to any consumer or data subject, or representative of such consumer or data subject, from whom such Covered Personal Information was originally obtained; (ii) the privacy policies of Holdings and its Subsidiaries as they exist at the time of such transfer or as they existed at any time during which any of the Covered Personal Information was collected or obtained; (iii) the privacy policy of any other Person as it exists at the time of such transfer or as it existed at any time during which any of the Covered Personal Information was collected, obtained, or processed; or (iii) Privacy Law, in each case, except to the extent such violation could not reasonably be expected to have or result in a Material Adverse Effect.

Section 5.19.          Post Closing Conditions. Holdings will, and will cause the other Loan Parties to, execute and deliver the documents and complete the tasks set forth on Schedule 5.19 in each case within the time limits specified on such schedule (or such longer period as the Administrative Agent may agree in its sole discretion).

ARTICLE VI

FINANCIAL COVENANTS

Each of Holdings and the Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 6.1.             Total Leverage Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending on December 31, 2015, a Total Leverage Ratio of not greater than:

Fiscal Quarter	Total Leverage Ratio

Each Fiscal Quarter ending on or	2.50:1.00
prior to March 31, 2016

Fiscal Quarter ending	2.50:1.00
June 30, 2016

Fiscal Quarter ending	2.50:1.00
September 30, 2016

Fiscal Quarter ending	2.35:1.00
December 31, 2016

Fiscal Quarter ending	2.20:1.00
March 31, 2017

Fiscal Quarter ending	2.00:1.00
June 30, 2017

Fiscal Quarter ending	1.75:1.00
September 30, 2017

Fiscal Quarter ending	1.50:1.00
December 31, 2017

Fiscal Quarter ending	1.50:1.00
March 31, 2018

Fiscal Quarter ending	1.35:1.00
June 30, 2018

Fiscal Quarter ending	1.25:1.00
September 30, 2018

Fiscal Quarter ending	1.15:1.00
December 31, 2018 and each
Fiscal Quarter thereafter

Section 6.2.             Fixed Charge Coverage Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending on December 31, 2015, a Fixed Charge Coverage Ratio of not less than 2.00:1.00.

ARTICLE VII

NEGATIVE COVENANTS

    Each of Holdings and the Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:

Section 7.1.             Indebtedness and Preferred Equity. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)         Indebtedness created pursuant to the Loan Documents;

(b)         Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c)         Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets of the Borrower or any of its Subsidiaries, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $2,500,000 at any time outstanding;

(d)         Indebtedness of the Borrower owing to any of its Subsidiary and of any Subsidiary of the Borrower owing to the Borrower or any other Subsidiary of the Borrower; provided that any such Indebtedness that is owed by a Subsidiary of the Borrower that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(e)         Guarantees by the Borrower of Indebtedness of any Subsidiary of the Borrower and by any Subsidiary of the Borrower of Indebtedness of the Borrower or any other Subsidiary of the Borrower; provided that Guarantees by any Borrower Loan Party of Indebtedness of any Subsidiary of the Borrower that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(f)          Indebtedness of any Person which becomes a Subsidiary of the Borrower after the Closing Date and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement); provided that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary of the Borrower and is not created in contemplation of or in connection with such Person becoming a Subsidiary of the Borrower, and (ii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $5,000,000 at any time outstanding;

(g)         Hedging Obligations permitted by Section 7.10;

(h)         Indebtedness of the Borrower or any of its Subsidiaries owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(i)          Indebtedness of the Borrower or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, custom broker bonds, surety bonds, and similar obligations, in each case incurred in the ordinary course of business;

(j)          Indebtedness of the Borrower or any of its Subsidiaries under performance guarantees issued in respect of obligations of the Borrower or any of its Subsidiaries under any customer contract entered into in the ordinary course of business and consistent with past practice;

(k)         Indebtedness of the Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Subsidiary against insufficient funds in the ordinary course of business; provided that such Indebtedness is promptly covered by the Borrower or such Subsidiary;

(l)         Indebtedness of the Borrower or any of its Subsidiaries that arises pursuant to customary provisions in acquisition agreements relating to indemnities, earn-outs, payments under non-compete agreements, purchase price adjustments or similar adjustments in connection with Permitted Acquisitions or dispositions of assets permitted hereunder; provided that any such Indebtedness in connection with a Permitted Acquisition shall be subject to the limitation on consideration in clause (i) of the definition of “Permitted Acquisition”; and provided, further, that the terms and conditions of any such Indebtedness are satisfactory to the Administrative Agent (which terms and conditions may include, without limitation, a default blocker and a requirement that any such Indebtedness be subordinated to the Obligations on terms acceptable to the Administrative Agent);

(m)         Indebtedness of the Borrower or any of its Subsidiaries arising under insurance premium financing arrangements entered into in the ordinary course of business;

(n)         to the extent considered Indebtedness, obligations of the Borrower or any of its Subsidiaries under customary and reasonable incentive, non-compete, consulting, deferred compensation or other similar arrangements, in each case incurred in the ordinary course of business or in connection with a Permitted Acquisition;

(o)         to the extent considered Indebtedness, funds of any other Person held in any fiduciary account by the Borrower or any of its Subsidiaries;

(p)         earn-out obligations of the Borrower arising pursuant to the Spark Merger Agreement (as defined in the Closing Date Acquisition Agreement) as in effect on the Closing Date, but only to the extent that such earn-out obligations are a valid obligation of the Parent pursuant to the terms of the Closing Date Acquisition Agreement and, upon such obligation becoming due, such obligation is paid by the Parent in accordance with the Closing Date Acquisition Agreement); and

(q)         other unsecured Indebtedness of the Borrower or its Subsidiaries (but excluding all or any portion of the Holdback Payment and the Deferred Consideration Payoff Amount) in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; provided that, both at the time of and immediately after giving effect to the incurrence thereof, no Default or Event of Default shall have occurred and be continuing or result therefrom.

    Holdings will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.

Section 7.2.             Liens. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a)         Liens securing the Obligations; provided that no Liens may secure Hedging Obligations or Bank Product Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations or Bank Product Obligations and subject to the priority of payments set forth in Section 2.21 and Section 8.2;

(b)         Permitted Encumbrances;

(c)         Liens on any property or asset of the Borrower or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 7.2; provided that such Liens shall not apply to any other property or asset of the Borrower or any such Subsidiary;

(d)         purchase money Liens upon or in any fixed or capital assets of the Borrower or its Subsidiaries to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset, and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e)         any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (y) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (i) any such Lien was not created in the contemplation of any of the foregoing and (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;

(f)          judgment Liens securing judgments for the payment of money that do not constitute an Event of Default;

(g)         Liens on cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any Permitted Acquisition;

(h)         leases, subleases, licenses or sublicenses granted by the Borrower or its Subsidiaries to others in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(i)          (i) any interest of title of a lessor under, and Liens arising from precautionary Uniform Commercial Code financing statement filings relating to, leases permitted by this Agreement and (ii) any interest of an owner of equipment or inventory on loan or consignment to the Borrower or any of its Subsidiaries;

(j)           options, put and call arrangements, rights of first refusal and similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(k)          Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto;

(l)           Liens that are contractual rights of set-off relating to purchase orders and other similar contracts entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(m)         extensions, renewals, or replacements of any Lien referred to in subsections (b) through (e) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.3.             Fundamental Changes.

(a)         Holdings will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) the Borrower or any Subsidiary may merge with a Person (other than Holdings) if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary of the Borrower may merge into another Subsidiary of the Borrower, provided that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary of the Borrower may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party,  (iv) any Subsidiary of the Borrower (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (v) the Closing Date Merger shall be permitted; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary of the Borrower immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b)         The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4.            Investments, Loans. Holdings will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person, or any assets of any other Person that constitute a business unit or division of any other Person, or create or form any Subsidiary (all of the foregoing being collectively called “Investments”), except:

(a)         Investments (other than Permitted Investments) existing on the Closing Date and set forth on Schedule 7.4 (including Investments in Subsidiaries of the Borrower)(but, for the avoidance of doubt, such Investments may not be increased unless otherwise permitted pursuant to this Section 7.4);

(b)         Permitted Investments;

(c)         Guarantees by the Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries of the Borrower that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in subsection (d) of this Section;

(d)         Investments made by the Borrower in or to any Subsidiary of the Borrower and by any Subsidiary of the Borrower to the Borrower or in or to another Subsidiary of the Borrower; provided that the aggregate amount of Investments by the Borrower Loan Parties in or to, and Guarantees by the Borrower Loan Parties of Indebtedness of, any Subsidiary of the Borrower that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $2,000,000 at any time outstanding;

(e)         loans or advances to employees, officers or directors of the Borrower or any of its Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $500,000 at any time outstanding;

(f)         Hedging Transactions permitted by Section 7.10;

(g)         the Closing Date Acquisition;

(h)         Permitted Acquisitions;

(i)          Investments (including debt obligations) received by the Borrower or its Subsidiaries in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Borrower’s business;

(j)          Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers of the Borrower or its Subsidiaries who are not Affiliates, in the ordinary course of business;

(k)         Investments arising directly out of the receipt by the Borrower or any of its Subsidiaries of non-cash consideration from any sales of assets permitted pursuant to Section 7.6;

(l)          Joint ventures or strategic alliances between the Borrower or its Subsidiaries, on the one hand, and a Person who is not an Affiliate of the Borrower, on the other hand, in the ordinary course of the Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by the Borrower Loan Parties do not exceed $750,000 in the aggregate in any Fiscal Year;

(m)         Investments by the Borrower or its Subsidiaries constituting deposits made in connection with the purchase of goods or services in the ordinary course of business; and

(n)         other Investments of the Borrower or its Subsidiaries not described above provided that both at the time of and immediately after giving effect to any such Investment (i) no Default or Event of Default shall have occurred and be continuing or shall result from the making of such Investment and (ii) the aggregate amount of all such Investments under this clause (m) shall not exceed $250,000 at any time outstanding.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.4, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

Section 7.5.             Restricted Payments. Holdings will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

  (i)           dividends payable by Holdings solely in interests of any class of its common stock; and

  (ii)           dividends or distributions made by any Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries of the Borrower;

  (iii)           cash dividends or distributions paid on the common equity of the Borrower; provided that (x) no Default or Event of Default shall have occurred and be continuing at the time such cash dividend or distribution is paid or would result therefrom, (y) after giving pro forma effect to any such dividend or distribution, the Total Leverage Ratio of Borrower and its Subsidiaries shall not exceed the lesser of (i) the Total Leverage Ratio required under Section 6.1 as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered minus 0.25 to 1.00 and (ii) the Total Leverage Ratio of the Borrower and the Subsidiaries on the Closing Date and (z) the aggregate amount of cash dividends or distributions paid pursuant to this clause (iii) shall not exceed $500,000 in any Fiscal Year (it being agreed that any amount permitted to be paid by the Borrower to Holdings pursuant to this clause (iii) may be concurrently paid by Holdings to the holders of its Capital Stock in a like amount in the form of a cash dividend or distribution by Holdings to such holder or holders); and

  (iv)           cash dividends or distributions paid on the common equity of the Borrower in an amount not to exceed the net cash proceeds of any Excluded Equity Contribution, so long as (A) such cash dividends or distributions are made within 365 days after such Excluded Equity Contribution is made, (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (C) such cash dividends or distributions are designated as made with the proceeds of an Excluded Equity Contribution in a certificate to the Administrative Agent from a Responsible Officer of the Borrower on the date incurred (and such certificate shall include a representation from such Responsible Officer that sub-clauses (A), (B) and (D) under this clause (iv) are true and correct) and (D) immediately after giving effect to such cash dividends or distributions, the sum of (1) (x) the Aggregate Revolving Commitment Amount (if any) minus (y) the aggregate principal amount of all Revolving Credit Exposure (if any), plus (2) cash on hand (that is either unencumbered or in Controlled Accounts) of the Loan Parties is at least $7,500,000.

Section 7.6.             Sale of Assets. Holdings will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:

(a)         the sale or other disposition for Fair Market Value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

(b)         the sale of inventory and Permitted Investments in the ordinary course of business;

(c)         sales permitted pursuant to Section 7.3; and

(d)         so long as no Default or Event of Default has occurred and is continuing at the time of each such sale or disposition, the sale or other disposition of such assets for cash or cash equivalents in an aggregate amount (based on the Fair Market Value of such assets) not to exceed $2,500,000 in any Fiscal Year.

Section 7.7.             Transactions with Affiliates. Holdings will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)         in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)         [reserved];

(c)         transactions between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates;

(d)         any Restricted Payment permitted by Section 7.5;

(e)         any Indebtedness permitted by Sections 7.1(d) or (e) and any Guarantee of such Indebtedness permitted by Section 7.4(c) (so long as any Indebtedness is on terms and conditions not less favorable than could be obtained on an arm’s-length basis from unrelated third parties); and

(f)         any Investment permitted by Sections 7.4(d) or (m) (so long as, in the case of Section 7.4(m), such Investment is on terms and conditions not less favorable than could be obtained on an arm’s-length basis from unrelated third parties).

Section 7.8.             Restrictive Agreements. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of Holdings’ Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to Holdings or any Subsidiary thereof, to Guarantee Indebtedness of the Borrower or any Subsidiary thereof or to transfer any of its property or assets to Holdings or any Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law (including, without limitation, any restrictions placed on a regulated entity or a Foreign Subsidiary by any Governmental Authority) or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) shall not apply to customary provisions in leases, licenses or other contracts restricting the assignment thereof and (v) clause (a) shall not apply to restrictions or conditions imposed by any agreement creating a Permitted Encumbrance if such restrictions or conditions apply only to the property or assets subject to such Permitted Encumbrance.

Section 7.9.             Sale and Leaseback Transactions. Holdings will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10.          Hedging Transactions. Holdings will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than (a) Hedging Transactions required by Section 5.15 and (b) Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities.  Solely for the avoidance of doubt, Holdings acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which Holdings or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11.          Amendment to Material Documents. Holdings will not, and will not permit any of its Subsidiaries to, amend, modify, change or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents, or (b) any Material Agreements, except, in the case of the foregoing clauses (a) and (b), in any manner that could not reasonably be expected to have an adverse effect on the Lenders, the Administrative Agent, Holdings or any of its Subsidiaries.

Section 7.12.          Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

Section 7.13.          Government Regulation. Holdings will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act.

Section 7.14.          Cash Held in Foreign Jurisdictions. Holdings will not, and will not permit any of its Subsidiaries to, maintain any cash or cash equivalents in deposit or other investments accounts outside of the United States of America in excess of $2,500,000 in the aggregate at any time.

Section 7.15.          Limited Activities of Holdings. Holdings will not, in addition to the other covenants set forth in this Agreement and the other Loan Documents, directly or indirectly: (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than obligations and liabilities imposed by law, including tax liabilities, and other liabilities incidental to the maintenance of its existence; (b) create or suffer to exist any Lien upon any of its assets or properties now owned or hereafter acquired other than the Liens created under the Collateral Documents to secure the Obligations and Liens for taxes or governmental charges (to the extent such Liens are Permitted Liens); (c) conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage in any business or operations, or own, lease, manage or otherwise operate any properties or assets other than (i) holding 100% of the Capital Stock of the Borrower, (ii) performing its obligations under the Loan Documents, (iii) holding directors' and members’ meetings, preparing corporate or similar records and other activities required to maintain its separate corporate or other legal structure; and (iv) any activity incidental to any of the foregoing; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of the Borrower; and (f) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.             Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)         the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)         the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)         any representation or warranty made or deemed made by or on behalf of the Parent, Holdings or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by the Parent, any Loan Party or any representative of the Parent or any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(d)         the Borrower or Holdings shall fail to observe or perform any covenant or agreement contained in Section 5.1, 5.2, 5.3 (solely with respect to the Borrower’s legal existence), 5.9 or 5.19 or Article VI or VII; or

(e)         the Parent or any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any Responsible Officer of the Borrower or Holdings (or any officer of the Parent, in the case of the Parent) becomes aware of such failure, or (ii) notice thereof shall have been given to the Parent, the Borrower or Holdings by the Administrative Agent or any Lender; or

(f)          [reserved]; or

(g)         (i) Holdings or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than any Hedging Obligation) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from (A) any event of default under such Hedging Transaction as to which Holdings or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than the Threshold Amount or (B) any Termination Event (as so defined) under such Hedging Transaction as to which Holdings or any Subsidiary is an Affected Party (as so defined) and the Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than the Threshold Amount and is not paid; or

(h)         Holdings or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j)          Holdings or any of its Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k)         (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to Holdings and its Subsidiaries in an aggregate amount exceeding $1,000,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $1,000,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $1,000,000; or

(l)          any judgment or order for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against Holdings or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)         any non-monetary judgment or order shall be rendered against Holdings or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n)         a Change in Control shall occur or exist; or

(o)         any provision of this Agreement or any of the other Loan Documents shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party (or the Parent, in the case of the Pledge Agreement), or any Loan Party or the Parent shall so state in writing, or any Loan Party or the Parent shall seek to terminate its obligation under the Guaranty and Security Agreement or any other Collateral Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or

(p)         the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of the business of the Borrower and its Subsidiaries and such order shall continue in effect for more than sixty (60) days if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect; or

(q)         Holdings or any of its Subsidiaries shall make any payment on or in respect of (i) any earn-out obligations arising pursuant to the “Spark Merger Agreement”, including any “Spark Earn-out Payment”, (ii) the “Holdback Payment” and/or (iii) the “Deferred Consideration Payoff Amount” (as each such term is defined in the Closing Date Acquisition Agreement); or

(r)          any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Documents;

then, and in every such event (other than an event with respect to Holdings and its Subsidiaries described in subsection (h) or (j) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (h) or (j) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2.             Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:

(a)         first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b)         second, to the fees and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c)         third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d)         fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e)         fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure, any amounts owing in respect of the Bank Product Obligations and any amounts owing in respect of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure and Bank Product Obligations and amounts owing in respect of any such Hedging Obligations;

(f)          sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 103% of the LC Exposure after giving effect to the foregoing clause fifth; and

(g)         seventh, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g).  All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, (a) no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor and (b) Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be.  Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

Section 8.3.             Right to Cure.

(a)         Notwithstanding anything to the contrary contained in Section 8.1(d), in the event that the Borrower fails to comply with either (or both) the financial covenants set forth in Article VI, then on or prior to the day that is ten (10) Business Day after the date on which financial statements are required to be delivered for the Fiscal Quarter in which the financial covenants are being measured (the “Cure Period”), Holdings shall have the right to make a common equity contribution in cash to the Borrower (the “Cure Right”), and upon the receipt by the Borrower of such cash proceeds pursuant to the exercise of the Cure Right (the “Specified Equity Contribution”), the applicable financial covenant set forth in Article VI shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for the relevant Fiscal Quarter in respect of which such Cure Right was exercised in an amount equal to such cash proceeds; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of an Event of Default under the financial covenants set forth in Article VI with respect to any test period that includes the Fiscal Quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document.

(b)         If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the financial covenants set forth in Article VI during such test period (including for purposes of Section 3.2), the Borrower shall be deemed to have satisfied the requirements of such financial covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default under Section 8.1 that had occurred shall be deemed cured.  The exercise of the Cure Right shall be subject to the following limitations and requirements: (i) in each four-Fiscal Quarter period, there shall be at least three (3) Fiscal Quarters in which the Cure Right is not exercised, (ii) there shall be no more than four (4) Specified Equity Contributions during the term of this Agreement, (iii) with respect to any exercise of the Cure Right, the Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with financial covenants set forth in Article VI (the “Cure Amount”), (iv) all Specified Equity Contributions will be disregarded for all purposes under this Loan Documents (other than for determining compliance with financial covenants set forth in Article VI) including for the purpose determining the availability of any carve-outs with respect to the covenants contained in Article VII, (v) the Specified Equity Contribution shall be applied to the prepayment of the Term Loans in accordance with Section 2.12, (vi) notwithstanding clause (v) immediately above, any Loans prepaid with any Specified Equity Contribution shall be deemed outstanding for purposes of determining compliance with such financial covenants for the then current Fiscal Quarter, and no Specified Equity Contribution will reduce (or count towards) the Total Leverage Ratio for purposes of any calculation thereof for the Fiscal Quarter with respect to which such Cure Right was exercised and (vii) with respect to the exercise of any Cure Right, the proposed Specified Equity Contribution shall not exceed 15% of Consolidated EBITDA for the four (4) Fiscal Quarters most recently ended; provided that upon receipt by the Administrative Agent of written notice, on or prior to the day (the “Equity Cure Deadline”) that is ten (10) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.1(b) for such Fiscal Quarter, that the Borrower intends to make an Equity Cure in respect of such Fiscal Quarter, the Lenders shall not be permitted to accelerate the Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the covenants set forth in Article VI unless and until such Event of Default is not cured pursuant to an Equity Cure made on or prior to the Equity Cure Deadline and otherwise in accordance with this Section.

(c)         In furtherance of Sections 8.3(a) and (b) above, (x) upon delivery of written notice to the Administrative Agent that the Borrower (or Holdings) intends to exercise the Cure Right, the Borrower shall not be permitted to obtain any Borrowing or receive the issuance of any Letters of Credit until the Specified Equity Contribution is made or all Events of Default are cured or waived in accordance with the terms hereof and (y) upon actual receipt and designation of the Cure Amount by the Borrower, the financial covenants set forth in Article VI shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the financial covenants set forth in Article VI and any Event of Default or potential Event of Default under financial covenants set forth in Article VI shall be deemed not to have occurred for purposes of the Loan Documents (it being understood that if the Specified Equity Contribution is not made before the end of the Cure Period, such Event of Default or potential Event of Default shall be deemed reinstated).

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1.             Appointment of the Administrative Agent.

(a)         Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b)         The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2.             Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;  and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction.  The Administrative Agent shall not be responsible for the negligence, bad faith or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3.             Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.  Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.

Section 9.4.             Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Required Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5.             Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.             The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7.             Successor Administrative Agent.

(a)         The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b)         Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If, within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such forty-fifty (45th) day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)         In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(b), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 9.8.             Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding Tax.  If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9.             The Administrative Agent May File Proofs of Claim.

(a)         In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(b)         (i)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

  (ii)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(c)         Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10.          Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents and any subordination agreements) other than this Agreement.

Section 9.11.          Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)         to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Revolving Commitments, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 103% of the aggregate LC Exposure of all Lenders, and the payment in full of all Obligations (other than contingent indemnification obligations and such Cash Collateralized reimbursement obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2; and

(b)         to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section.  In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section.

Section 9.12.          Syndication Agent. Each Lender hereby designates Silicon Valley Bank as Syndication Agent and agrees that the Syndication Agent shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.

Section 9.13.          Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.14.          Secured Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

ARTICLE X

MISCELLANEOUS

Section 10.1.          Notices.

(a)         Written Notices.

  (i)           Except in the case of notices and other communications expressly permitted to be given by telephone or by electronic transmission in accordance with subsection (b) of this Section 10.1, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

To the Borrower:	Interactive Holding Corp.
340 Madison Avenue, 8th Floor
New York, New York 10173
Attention: Michael Waxman-Lenz
Facsimile Number: (212) 685-8001
Telephone Number: (212) 685-8000
Email: michaelw@perion.com

To Holdings:	Increditone Inc.
340 Madison Avenue, 8th Floor
New York, New York 10173
Attention: Michael Waxman-Lenz
Facsimile Number: (212) 685-8001
Telephone Number: (212) 685-8000
Email: michaelw@Perion.com

With a copy to (for
Information purposes only):	Perion Network Ltd.
Azrieli Center 1, Building A, 4th Floor
26 Harokmim St.
Holon, 5885849 Israel
Attention: Sharon Shahak/Limor Gershoni
Facsimile Number: +972-3-6445502
Email: SharonS@Perion.com/LimorG@Perion.com

and

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Richard Gilden
Facsimile Number: (212) 715-8085
Email: rgilden@kramerlevin.com

To the Administrative Agent:	SunTrust Bank
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attention: Shannon Offen
Facsimile Number: (404) 439-7470
Email: Shannon.offen@suntrust.com

With a copy to (for
Information purposes only):	SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Facsimile Number: (404) 495-2170
Email: agency.services@suntrust.com

and

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: Rick D. Blumen, Esq.
Facsimile Number: (404) 253-8366
Email: rick.blumen@alston.com

To the Issuing Bank:	SunTrust Bank
245 Peachtree Center Ave., 17th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Facsimile Number: (801) 567-6205

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Facsimile Number: (404) 495-2170
E-mail: Doug.weltz@suntrust.com

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by facsimile, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.

  (ii)           Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower.  The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice.  The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.

(b)         Electronic Communications.

  (i)           Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including by e-mail to the e-mail addresses provided in subsection (a) of this Section 10.1 and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

  (ii)           Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

  (iii)           The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, SyndTrak, ClearPar or a substantially similar Electronic System.

  (iv)           Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 10.2.          Waiver; Amendments.

(a)         No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)         No amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower or the applicable Loan Party and the Required Lenders, or the Borrower or the applicable Loan Party and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

  (i)                      increase the Commitment of any Lender without the written consent of such Lender;

  (ii)                     reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

  (iii)                    postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement (other than any mandatory prepayment) or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;

  (iv)                    change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change Section 8.2, without the written consent of each Lender;

  (v)                    change any of the provisions of this subsection (b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

  (vi)                    release all or substantially all of the Guarantors, or limit the liability of such Guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender; or

  (vii)                   release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.  For the avoidance of doubt, no amendment or consent may be made to change the definitions of “Aggregate Revolving Commitment Amount”, “Revolving Commitment”, “Swingline Commitment” or “LC Commitment” without the written consent of the Required Revolving Lenders.

(c)         Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).  Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.  Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

(d)         Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement any Loan Document to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 10.3.          Expenses; Indemnification.

(a)         Holdings and the Borrower shall pay (i) all reasonable, documented, out-of-pocket costs and expenses of the Joint Lead Arrangers, the Administrative Agent and their Affiliates, including the reasonable fees, documented charges and disbursements actually incurred of counsel for the Joint Lead Arrangers, the Administrative Agent and their Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable documented fees, charges and disbursements of counsel for the Administrative Agent, the Joint Lead Arrangers and their Affiliates, (ii) all reasonable documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable documented fees, charges and disbursements actually incurred of outside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)         Holdings and the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Joint Lead Arrangers, each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements actually incurred of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, any other Related Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c)         Holdings and the Borrower shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar Taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes.

(d)         To the extent that Holdings or the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under subsection (a), (b) or (c) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) and Term Loan determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e)         To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.  In the absence of gross negligence or willful misconduct on the part of such Indemnitee (as finally determined by a court of competent jurisdiction), no Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided, that nothing in this clause (e) shall relieve the Borrower of any obligation it may have to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(f)        All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4.        Successors and Assigns.

(a)       The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

    (i)             Minimum Amounts.

 (A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

 (B)           in any case not described in Section 10.4(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans and $2,000,000 with respect to Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents in writing (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned except if the Administrative Agent shall otherwise consent, such consent not to be unreasonably withheld or delayed.

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by Section 10.4(b)(i)(B) and, in addition:

 (A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender;

 (B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and

 (C)           the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv)           Assignment and Acceptance.  The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(e).

(v)            No Assignment to Certain Persons.  No such assignment shall be made to (A) Holdings, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)           No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans.   Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.  If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.

(c)         The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d)         Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)         Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement (other than any mandatory prepayment) or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the Guarantors, or limit the liability of such Guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)         A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) and 2.20(f) as though it were a Lender.

(g)         Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5.          Governing Law; Jurisdiction; Consent to Service of Process.

(a)         This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof that would result in the application of any law other than the law of the State of New York) of the State of New York.

(b)         Holdings and the Borrower hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and the courts of the State of New York sitting in the City of New York, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(c)         Holdings and the Borrower irrevocably and unconditionally waive any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)         Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1(a).  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6.          WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.          Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower or Holdings, any such notice being expressly waived by the Borrower and Holdings to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower and/or Holdings at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower and/or Holdings against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender and the Issuing Bank agrees promptly to notify the Administrative Agent, Holdings or the Borrower (as applicable) after any such set-off and any application made by such Lender or the Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application.  Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by Holdings, the Borrower and any of their respective Subsidiaries to such Lender or the Issuing Bank.

Section 10.8.          Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.  Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9.          Survival. All covenants, agreements, representations and warranties made by Holdings and the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the Loan Documents in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 10.10.        Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11.        Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any of its Subsidiaries, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrower.  Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.  In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section shall govern.

Section 10.12.        Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13.        Waiver of Effect of Corporate Seal. Each of Holdings and the Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by Holdings and the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14.        Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties and the Parent that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 10.15.        No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower, the Parent and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Parent and the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, the Parent and any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.16.        Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OR MERGER, INC.

By:	/s/ Josef Mandelbaum & Yacov Kaufman
Name: Josef Mandelbaum & Yacov Kaufman
Title: Chief Executive Officer & Chief Financial Officer

INTERACTIVE HOLDING CORP.

By:	/s/ Josef Mandelbaum & Yacov Kaufman
Name: Josef Mandelbaum & Yacov Kaufman
Title: Directors

INCREDITONE INC.

By:	/s/ Josef Mandelbaum & Yacov Kaufman
Name: Josef Mandelbaum & Yacov Kaufman
Title: Chief Executive Officer & Chief Financial Officer

SUNTRUST BANK as the Administrative Agent, as the Issuing Bank, as the Swingline Lender and as a Lender
By:	/s/ Kevin Curtis
Name: Kevin Curtis
Title: Director

SILICON VALLEY BANK as a Lender

By:	/s/ Michael Moretti
Name: Michael Moretti
Title: MD

COMERICA BANK as a Lender

By:	/s/ Seong Kim
Name: Seong Kim
Title: Senior Vice President